UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 14, 2005

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


             (Exact name of Registrant as specified in its charter)


            Delaware                      0-26224                51-0317849
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)

      (Registrant's telephone number, including area code): (609)-275-0500

                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 8.01.   OTHER EVENTS.

As previously reported in our Current Report on Form 8-K dated August 3, 2004, Integra adopted the provisions of Emerging Issues Task Force (EITF) Issue 03-6 "Participating Securities and the Two-Class Method Under FASB Statement No. 128," during the second quarter of 2004. The transition provisions of Issue 03-6 require prior period earnings per share amounts to be restated to conform to the new standard, including the impact relating to securities that have been extinguished but were outstanding for a portion of some prior period that is presented for comparative purposes. Accordingly, Integra is restating its earnings per share calculations for the year ended December 31, 2001 to conform to the two-class method required by Issue 03-6 as it relates to the dividend participation rights included in the Series B and Series C Convertible Preferred Stock that were outstanding during that period, but were converted in 2001 and 2002, respectively. The adoption of Issue 03-6 reduced previously reported basic earnings per share in 2001 by $0.05 to $1.03 and diluted earnings per share in 2001 by $0.02 to $0.92. The adoption of Issue 03-6 did not change the previously reported basic or diluted earnings per share for any other year.

Integra is also restating the following footnote disclosures with the adoption of Issue 03-6:

     - Previously disclosed 2001 basic net income per share, as adjusted for the non-amortization provisions of Statement 142, was reduced by $0.04 to $1.07 (see Note 2).

     - Previously disclosed 2001 diluted net income per share, as adjusted for the non-amortization provisions of Statement 142, was reduced by $0.02 to $0.95 (see Note 2).

     - Previously disclosed pro forma basic and diluted net income per share for 2002 and 2001, adjusted to reflect compensation cost for the Company's stock option plans as if it had been determined based on the fair value at the grant consistent with the provisions of Statement 123, was reduced as follows (see Note 2):

             o 2002 pro forma basic net income per share was reduced by $0.01 to $1.04

             o 2002 pro forma diluted net income per share was reduced by $0.01 to $1.02

             o 2001 pro forma basic net income per share was reduced by $0.02 to $0.80

             o 2001 pro forma diluted net income per share was reduced by $0.02 to $0.73

This Current Report on Form 8-K updates the following information contained in our Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Form 10-K") to reflect the restatement of 2001 earnings per share amounts as required by the adoption of Issue 03-6. No other information has been updated in the 2003 Form 10-K.

     -   Part II, Item 6. Selected Financial Data

     - Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     -   Part IV, Item 15. Financial Statements

This updated information should be read together with Integra's 2003 Form 10-K and all other reports filed with the Securities and Exchange Commission pursuant to Section 13, 14, or 15 of the Securities Exchange Act of 1934 (as amended) since the end of the fiscal year covered by the 2003 Form 10-K..

UPDATE TO 2003 ANNUAL REPORT ON FORM 10-K, PART II, ITEM 6. SELECTED FINANCIAL DATA

ITEM 6.  SELECTED FINANCIAL DATA

The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this report. We have acquired numerous businesses and product lines during the previous five years. As a result of these acquisitions, the consolidated financial results and balance sheet data for certain of the periods presented below may not be directly comparable.

                                                                         Years Ended December 31,
                                                             2003      2002      2001       2000       1999
                                                            ------    ------    ------     ------     ------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

Operating Results:
Total revenue (1) ......................................   $185,599  $117,822  $ 93,442   $ 71,649   $ 42,876
Total operating costs and expenses (2) .................    145,952    98,635    79,156     83,370     55,256
                                                           --------  --------  --------   --------   --------
Operating income (loss) ................................     39,647    19,187    14,286    (11,721)   (12,380)

Interest income (expense), net .........................        471     3,535     1,393       (473)       294
Gain on disposition of product line ....................         --        --        --      1,146      4,161
Other income (expense), net (1) ........................      3,071         3      (392)       201        141
                                                           --------  --------  --------   --------   --------
Income (loss) before income taxes ......................     43,189    22,725    15,287    (10,847)    (7,784)
Income tax expense (benefit) (3) .......................     16,328   (12,552)  (10,876)       108     (1,818)
                                                           --------  --------  --------   --------   --------
Net income (loss) before cumulative
   effect of accounting change .........................     26,861    35,277    26,163    (10,955)    (5,966)

Cumulative effect of accounting change(5) ..............         --        --        --       (470)        --
                                                           --------  --------  --------   --------   --------
Net income (loss) ......................................   $ 26,861  $ 35,277  $ 26,163   $(11,425)  $ (5,966)
                                                           ========  ========  ========   ========   ========

Diluted net income (loss) per share ....................   $   0.88  $   1.14  $   0.92   $  (0.97)  $  (0.40)
Weighted average shares outstanding ....................     30,468    30,720    27,196     17,553     16,802

Pro Forma Data (5):
Total revenue ..........................................                                             $ 42,974
Net loss ...............................................                                               (5,868)
Basic and diluted net loss per share ...................                                             $  (0.40)

                                                                               December 31,
                                                             2003      2002      2001       2000       1999
                                                            ------    ------    ------     ------     ------
                                                                              (IN THOUSANDS)
Financial Position:
Cash, cash equivalents, and marketable securities(4,6)..   $206,743  $132,311  $131,036   $ 15,138   $ 23,612
Total assets ...........................................    412,526   274,668   227,588     86,514     66,253
Long-term debt (6) .....................................    119,257       --        --       4,758      7,625
Accumulated deficit ....................................    (17,462)  (44,323)  (79,600)  (105,729)   (94,304)
Stockholders' equity ...................................    268,530   247,597   204,056     53,781     37,989

(1) In 2003, we recorded $11.0 million of other revenue related to the acceleration of the recognition of unused minimum purchase payments and unamortized license fee revenue from ETHICON following the termination of the supply distribution and collaboration agreement in December 2003. We also recorded a $2.0 million gain in other income associated with a related termination payment received from ETHICON.

(2)  We recorded the following  significant special items in operating expenses:
     $1.1 million of expenses related to the closure of our San Diego research center, $0.4 million of acquired in-process research and development and a $2.0 million donation to the Integra Foundation in 2003; $2.3 million of acquired in-process research and development charges recorded in connection with acquisitions in 2002; a $13.5 million stock-based compensation charge incurred in connection with the extension of the employment of our President and Chief Executive Officer in 2000; and $2.5 million in fair value inventory charges and $1.0 million in severance costs related to acquisitions in 1999.

(3) In 2002 and 2001, respectively, Integra recognized a $20.4 million and $11.5 million deferred income tax benefit primarily related to the reduction of a portion of the valuation allowance recorded against its deferred tax assets. In 1999, Integra recognized a $1.8 million deferred income tax benefit from the reduction of the deferred tax liability recorded in the NeuroCare acquisition to the extent that consolidated deferred tax assets were generated subsequent to the acquisition.

(4) In August 2001, we issued 4,747,500 shares of common stock at $25.50 per share in a follow-on public offering. The net proceeds generated by the offering, after expenses, were $113.4 million. We subsequently used a portion of these proceeds to repay outstanding indebtedness totaling $9.3 million, for which we recorded a $256,000 loss on the early retirement of debt.

(5) As the result of the adoption of SEC Staff Accounting Bulletin No. 101 "Revenue Recognition" (SAB 101), we recorded a $470,000 cumulative effect of an accounting change to defer a portion of a nonrefundable, up-front fee received and recorded in other revenue in 1998. The cumulative effect of this accounting change was measured as of January 1, 2000. As a result of this accounting change, other revenue in 2003, 2002, 2001 and 2000 includes $112,000 of amortization of the amount deferred as of January 1, 2000. Pro forma data reflects the amounts that would have been reported if SAB 101 had been retroactively applied.

(6) In 2003, we issued $120.0 million of 2.5% contingent convertible subordinated notes due 2008. The net proceeds generated by the notes, after expenses, were $115.9 million. The notes are convertible into approximately
     3.5 million shares.


UPDATE TO 2003 ANNUAL REPORT ON FORM 10-K, PART II, ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the selected consolidated financial data and our financial statements and the related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the heading "Factors That May Affect Our Future Performance".

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In Management's Discussion and Analysis of Financial Condition and Results of Operations, we provide information regarding growth in product revenues excluding recently acquired product lines, which is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is provided in this annual report.

This non-GAAP financial measure should not be relied upon to the exclusion of GAAP financial measures. Management believes that this non-GAAP financial measure constitutes important supplemental information to investors which reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirely and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

GENERAL

Integra develops, manufactures, and markets medical devices for use in neuro-trauma, neurosurgery, plastic and reconstructive surgery, and general surgery. Our business is organized into PRODUCT GROUPS and DISTRIBUTION CHANNELS. Our product groups include implants and other devices for use in the operating room, monitoring systems for the measurement of various parameters in tissue (such as pressure, temperature, and oxygen), hand-held and ultrasonic surgical instruments, and private label products that we manufacture for other medical device companies.

Our distribution channels include a sales organization that we employ to call on neurosurgeons, another employed sales force to call on plastic and reconstructive surgeons, and networks of third-party distributors that we manage. We invest substantial resources and management effort to develop our sales organizations, and we believe that we compete very effectively in this aspect of our business.

We manufacture most of the operating room, monitoring and private label products that we sell in various plants located in the United States, Puerto Rico, France, the United Kingdom and Germany. We also manufacture the ultrasonic surgical instruments that we sell, but we source most of our hand-held surgical instruments through specialized third-party vendors.

We believe that we have a particular advantage in the development, manufacture and sale of specialty tissue repair products derived from bovine collagen. We develop and build these products in our manufacturing facility in Plainsboro, New Jersey. Taken together, these products accounted for approximately 27%, 32% and 32% of product revenues in the years ended December 31, 2003, 2002 and 2001, respectively.

We manage these multiple product groups and distribution channels on a centralized basis. Accordingly, we report our financial results under a single operating segment - the development, manufacturing, and distribution of medical devices.

Our objective is to build a customer-focused and profitable medical device company by developing or acquiring innovative medical devices and other products to sell through our sales channels. Our strategy therefore entails substantial growth in product revenues both through internal means - through launching new and innovative products and selling existing products more intensively - and by acquiring existing businesses or already successful product lines.

We aim to achieve this growth in revenues while maintaining strong financial results. While we pay attention to any meaningful trend in our financial results, we pay particular attention to measurements that tend to support the view that our profitability can grow for a period of years. These measurements include revenue growth from products developed internally or acquired more than a year before the reporting period in question, gross margins on products revenues, which we hope to increase to more than 65% over a period of several years, operating margins for the entire company, which we hope to increase substantially from the level we reported in 2003, and earnings per fully diluted share of common stock.

ACQUISITIONS

Our strategy for growing our business includes the acquisition of complementary product lines and companies. Our recent acquisitions of businesses, assets and product lines may make our financial results for the year ended December 31, 2003 not directly comparable to those of the corresponding prior year periods. Since the beginning of 2001, we have acquired the following businesses, assets and product lines:

In December 2003, we acquired the assets of Reconstructive Technologies, Inc. for $400,000 in cash and an agreement to make future payments based on product sales. Reconstructive Technologies is the developer of the Automated Cyclic Expansion System (ACE System(TM)), a tissue expansion device. As the ACE system is not yet approved, we recorded an in-process research and development charge in connection with this acquisition. Once approved, we plan to market the system through our plastic and reconstructive sales force.

In November 2003, we acquired all of the outstanding capital stock of Spinal Specialties, Inc. from I-Flow Corporation for approximately $6.0 million in cash, subject to a working capital adjustment. Spinal

Specialties assembles and sells custom kits and products for chronic pain management, including the OsteoJect(TM) Bone Cement Delivery System and the ACCU-DISC(TM) Pressure Monitoring System. Spinal Specialties markets its products to anesthesiologists and interventional radiologists through an in-house telemarketing team and a network of distributors. We report sales of Spinal Specialties products as instrument revenues.

In August 2003, we acquired the assets of Tissue Technologies, Inc., the manufacturer and distributor of the UltraSoft(TM) line of facial implants for soft tissue augmentation of the facial area. We market the UltraSoft products directly to cosmetic and reconstructive surgeons through our plastic and reconstructive surgery sales force.

In March 2003, we acquired all of the outstanding capital stock of J. Jamner Surgical Instruments, Inc. (doing business as JARIT(R) Surgical Instruments) for $45.6 million in cash. JARIT sells its products to more than 5,200 hospitals and surgery centers worldwide. JARIT generates its domestic product sales primarily through sales to hospitals that are members of group purchasing organizations. Group purchasing organizations use the combined leverage of their member hospitals to obtain better prices for medical products for the participating hospitals and other health care providers than might otherwise be available to these institutions individually. The acquisition of JARIT broadened Integra's customer base and surgical instrument product offering and facilitated the procurement of Integra's Ruggles(TM) and Padgett instrument products directly from the instrument manufacturers.

In December 2002, we acquired the epilepsy monitoring and neurosurgical shunt business of the Radionics division of Tyco Healthcare Group for $3.7 million in cash. We moved the manufacturing of the acquired lines to our facility in Biot, France and are selling the acquired products through our Integra NeuroSciences sales force.

In October 2002, we acquired Padgett Instruments, Inc.(R), a marketer of instruments used in reconstructive and plastic surgery, for $9.6 million in cash. Our acquisition of Padgett Instruments broadened our existing surgical customer base and allowed us to expand into new market segments. We consolidated Padgett's operations into our distribution center located in Cranbury, New Jersey in March 2003.

In August 2002, we acquired certain assets, including the NeuroSensor(R) monitor and rights to certain intellectual property, from Novus Monitoring Limited of the United Kingdom ("Novus") and entered into a related development agreement pursuant to which Novus will, at its own cost, conduct certain clinical studies, continue development of an additional monitoring product, and design and transfer to us a validated manufacturing process for these products. We paid Novus $3.5 million in cash at closing and agreed to pay an additional $1.5 million upon Novus' achievement of a development milestone and up to an additional $2.5 million based upon revenues from Novus' products. We expect the Novus products to complement our existing line of brain parameter monitoring products.

We expect to introduce the Novus NeuroSensor(R) Cerebral Blood Flow Monitoring System in the second half of 2004. The Novus monitoring system measures both intracranial pressure and cerebral blood flow using a single combined probe and an electronic monitor for data display. Cerebral blood flow is considered to be an important parameter for monitoring cerebral auto-regulation and, when combined with the measurement of intracranial pressure, is expected to facilitate improved patient care and clinical management with applications in neuro-trauma, cerebrovascular disease, and post-operative neurosurgical treatment.

In connection with the Novus acquisition, we recorded a $1.1 million in-process research and development charge for the value associated with the development of a next generation monitoring system. Novus remains responsible for the costs to complete development and obtain regulatory clearance for this project, the value of which we recorded as prepaid research and development. We estimated the value of the in-process research and development with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 15% to 20% and a 15% discount rate.

In August 2002, we acquired the neurosciences division of NMT Medical, Inc. for $5.7 million in cash. Through this acquisition, we added a range of leading differential pressure valves, including the Orbis-Sigma(R), Integra Hakim(R) and horizontal-vertical lumbar valves, and external ventricular drainage products to our neurosurgical product line. The acquired operations included a facility located in Biot, France that manufactures, packages and distributes shunting, catheter and drainage products.

In July 2002, we acquired the assets of Signature Technologies, Inc., a specialty manufacturer of titanium and stainless steel implants for the neurosurgical and spinal markets, and certain other intellectual property assets. The purchase price consisted of $2.9 million in cash, $0.5 million of deferred consideration, and royalties on future sales of products to be developed. Our acquisition of Signature Technologies gave us the capability of developing and manufacturing metal implants for our strategic partners and for our direct sale. Signature Technologies currently manufactures cranial fixation systems for sale primarily under a single contract manufacturing agreement that expires in June 2004.

In connection with the Signature Technologies acquisition, we recorded a $1.2 million in-process research and development charge for the value associated with a project for the development of an enhanced cranial fixation system using patented technology for improved identification and delivery of certain components of the system.

In December 2001, we acquired NeuroSupplies, Inc., a specialty distributor of disposables and supplies for neurologists, pulmonologists and other physicians, for $4.1 million. The purchase price consisted of $0.2 million in cash, a $3.6 million note paid in January 2002, and 10,000 shares of Integra common stock. Integra NeuroSupplies markets a wide variety of supplies to neurologists, hospitals, sleep clinics, and other physicians in the United States as well as to original equipment manufacturers and distributors. In 2003, we relocated the NeuroSupplies operations to our facility in Pembroke, Massachusetts.

In April 2001, we acquired Satelec Medical, a manufacturer and marketer of the Dissectron(R) ultrasonic surgical aspirator console and a line of related handpieces, for $3.9 million in cash. We completed the consolidation of the Satelec operations into our Andover, England and Biot, France facilities in 2002.

In April 2001, we acquired GMSmbH, the German manufacturer of the LICOX(R) product, for $3.2 million. The purchase price consisted of $2.6 million in cash, the forgiveness of $0.2 million in notes receivable from GMSmbH, and $0.4 million of future minimum royalty payments to the seller. Prior to the acquisition, we had exclusive marketing rights to the LICOX(R) products in the United States and certain other markets.

RESULTS OF OPERATIONS

Net income in 2003 was $26.9 million, or $0.88 per diluted share, as compared to net income of $35.3 million or $1.14 per diluted share in 2002, and net income of $26.2 million or $0.92 per diluted share in 2001. Included in these amounts are certain revenues, charges, or gains resulting from facts and circumstances that, based on our recent history and future expectations, may not recur with similar materiality or impact on continuing operations. We believe that the identification of all revenues, charges, and gains that meet these criteria promotes comparability of reported financial results. The following revenues, charges, and gains were included in net income and net income per diluted share:

RECORDED IN 2003

     - We recorded $11.0 million of other revenue related to the acceleration of the recognition of unused minimum purchase payments and unamortized license fee revenue from ETHICON following the termination of the Supply, Distribution and Collaboration agreement in December 2003.

     - We incurred $1.1 million of expenses related to the closing of our San Diego research center, consolidation of the research activities into our other facilities and the discontinuation of certain research programs.

     - We recorded an acquired in-process research and development charge of $400,000 in connection with an acquisition.

     - We made a $2.0 million donation to the Integra Foundation, which is included in general and administrative expenses.

     - We received a $2.0 million payment from ETHICON from the termination of our agreement with them, which is included in other income.

RECORDED IN 2002

     - We recorded a $20.4 million deferred income tax benefit primarily from the reduction of the valuation allowance recorded against our deferred tax assets associated with net operating loss carryforwards.

     - We recorded acquired in-process research and development charges of $2.3 million in connection with acquisitions.

RECORDED IN 2001

     - We recorded an $11.5 million deferred income tax benefit from the reduction of a portion of the valuation allowance recorded against our deferred tax assets associated with net operating loss carryforwards.

     -   We recorded a $256,000 loss from the early retirement of debt.

TOTAL REVENUES AND GROSS MARGIN ON PRODUCT REVENUES

(in thousands, except per share data)                       2003       2002       2001
                                                          --------   --------   --------

   Monitoring products .................................  $ 44,229   $ 37,184   $ 28,158
   Operating room products .............................    53,301     38,326     27,240
   Instruments .........................................    47,168     16,802     14,972
   Private label products ..............................    21,997     20,313     17,538
                                                          --------   --------   --------
Total product revenues .................................   166,695    112,625     87,908
Other revenue ..........................................    18,904      5,197      5,534
                                                          --------   --------   --------
Total revenues..........................................   185,599    117,822     93,442

Cost of product revenues ...............................    70,597     45,772     36,014

Gross margin on product revenues .......................    96,098     66,853     51,894
Gross margin as a percentage of product revenues .......       58%        59%        59%

In 2003, total revenues increased 58% over 2002 to $185.6 million, led by a $54.1 million or 48% increase in product revenues to $166.7 million. Domestic product revenues increased $42.4 million in 2003 to $132.8 million, or 80% of total product revenues, as compared to 80% of product revenues in 2002 and 78% of product revenues in 2001. Sales of instruments and operating room products, which reported a 181% and 39% increase, respectively, in sales over 2002, led our growth in product revenues in 2003.

In 2002, total revenues increased 26% over 2001 to $117.8 million, led by a 28% increase in product revenues to $112.6 million. Domestic product revenues increased $21.8 million in 2002 to $90.4 million, or 80% of total product revenues. Sales of monitoring and operating room products, which reported a 32% and 41% increase, respectively, in sales over 2001, led our growth in product revenues in 2002.

Reported product revenues for 2003 and 2002 included the following amounts in revenues from acquired product lines:

                                             2003 Revenues     2002 Revenues      % change
                                            ---------------   ---------------   ------------
                                                              (in thousands)
Monitoring
   Products acquired during 2002 ...........    $  3,832          $  1,626          136%
   All other product revenues ..............      40,397            35,558           14%
                                                --------          --------
   Total Monitoring product revenues........      44,229            37,184           19%

Operating Room
   Products acquired during 2002 ...........    $  9,360          $  3,325          182%
   All other product revenues ..............      43,941            35,001           26%
                                                --------          --------
   Total Operating Room product revenues....      53,301            38,326           39%

Instruments
   Products acquired during 2003 ...........    $ 24,476          $   --            N/A
   Products acquired during 2002 ...........       4,775             1,238          286%
   All other product revenues ..............      17,917            15,564           15%
                                                --------          --------
   Total Instruments product revenues.......      47,168            16,802          181%

Private Label
   Products acquired during 2002 ...........    $  2,772          $  1,418           95%
   All other product revenues ..............      19,225            18,895            2%
                                                --------          --------
   Total Private Label product revenues.....      21,997            20,313            8%

Consolidated
   Products acquired during 2003 ...........    $ 24,476          $   --            N/A
   Products acquired during 2002 ...........      20,739             7,607          173%
   All other product revenues ..............     121,480           105,018           16%
                                                --------          --------
   Total product revenues ..................     166,695           112,625           48%

Product line revenues excluding 2003 and 2002 acquisitions grew at 16% for the year ended December 31, 2003 as compared to 2002. Increased sales of our DuraGen(R) Dural Graft Matrix, NeuraGen(TM) Nerve Guide, intracranial monitoring and drainage systems, and neurosurgical systems accounted for most of this growth in 2003.

Revenue from sales of drainage product lines acquired in 2002 and the Integra NeuroSupplies(TM) products acquired in December 2001 and increased sales of our intracranial monitoring systems and existing drainage systems all contributed significantly to the growth in our monitoring product revenues in 2002. Revenue from sales of the Padgett Instruments product line acquired in 2002 and a full year of sales of the Dissectron(R) Ultrasonic Aspirator product line acquired in April 2001 contributed to the growth in instruments product revenues in 2002. Growth in private label product revenues in 2002 was generated primarily by increased revenues from the Absorbable Collagen Sponge component of Medtronic's recently approved InFUSE(TM) Bone Graft product and $1.4 million in sales of product lines acquired in 2002.

In 2003, we expanded our dural repair product offering with the introduction through our Integra NeuroSciences sales force of the DuraGen Plus(TM) Dural Graft Matrix and EnDura(TM) No-React(R) Dural Substitute in the United States. The DuraGen Plus product represents the second generation in Integra's line of absorbable and sutureless onlay collagen matrix grafts for cranial and spinal dural repair. The EnDura(TM) product is a new suturable product for the repair of the dura mater.

In addition, through our plastic and reconstructive sales force we launched the Dermatome Model S. Designed specifically for burn surgeons, it is lighter, more ergonomic and more powerful than the other dermatomes in Integra's Padgett instrument line.

Through ETHICON, we also launched the INTEGRA(TM) Bi-Layer Matrix Wound Dressing. This product is used for the management of wounds, including partial and full-thickness wounds, as well as chronic wounds and trauma wounds. Following the termination of the ETHICON agreement in December 2003, we now market these products through our plastic and reconstructive sales force.

We have generated our product revenue growth through acquisitions, new product launches and increased direct sales and marketing efforts both domestically and in Europe. We expect that our future growth will derive from our expanded domestic sales force, the continued implementation of our direct sales strategy in Europe and from internally developed and acquired products. We also intend to continue to acquire businesses that complement our existing businesses and products.

Gross margin as a percentage of product revenues was 58% in 2003 and 59% in 2002 and 2001. Cost of product revenues included $1,261,000, $447,000 and $203,000 in fair value inventory purchase accounting adjustments recorded in connection with acquisitions in 2003, 2002 and 2001, respectively. During 2003, the gross margin was negatively affected by acquisitions of lower margin products and the impact of foreign exchange rates on the cost of products that we manufacture or purchase in Europe. We expect our future gross margins to benefit as we resume the direct sales of the INTEGRA(R) Dermal Regeneration Template and related products and as sales of the higher margin products continue to grow faster than other products.

We currently do not hedge our exposure to foreign currency risk. In 2003, the cost of products we manufacture in or purchase in Europe exceeded our foreign currency-denominated revenues. We expect this imbalance to continue into 2004. A further weakening of the dollar against the euro and British pound could negatively affect future gross margins.

Other  revenue  consists of research  and  development  funding  from  strategic
partners  and  government   grants,   and  license,   distribution,   and  other
event-related revenues from strategic partners and other third parties. Other revenue increased in 2003 by $13.7 million primarily due to the accelerated recognition of $11.0 million of license and distribution fee revenue due to the termination of the ETHICON agreement. The $337,000 decline in 2002 resulted from a decline in government grant funding and the expiration of a technology royalty agreement, although the receipt in 2002 of $1.0 million in event-related payments partially offset those negative factors. Since our agreement with ETHICON was the main source of our other revenue, we expect it to significantly decrease in 2004.

OTHER OPERATING EXPENSES

The following is a summary of other operating expenses as a percent of product revenues:

                                                    2003       2002       2001
                                                  --------   --------   --------

Research and development ........................    7.7%      10.2%      10.1%
Selling and marketing ...........................   22.9%      22.3%      23.1%
General and administrative ......................   12.8%      12.9%      12.7%

We recorded $400,000 and $2.3 million of in-process research and development charges in connection with acquisitions in 2003 and 2002, respectively. Other research and development expenses increased in both 2003 and 2002 as a result of increased headcount and spending on product development focused on our neuro products. We incurred additional expenses of $950,000 in 2003 related to the consolidation of our San Diego research center with our other facilities. During 2003, we also increased spending on clinical research relationships with research institutions related to markets in which we compete.

We expect our research and development expenses as a percentage of product revenues to decline further in 2004 because of the significant increase in hand-held instrument product revenues as a proportion of our total revenues. By their nature, our hand-held instrument product lines require less research and development and depend on sales and marketing efforts to support continued growth.

Sales and marketing expenses increased significantly in both 2003 and 2002 with the expansion of our domestic and international sales and marketing organization and increased trade show activities. In 2003, the increase included sales support for JARIT Instruments and the expansion of the plastic and reconstructive sales force in anticipation of the termination of the ETHICON agreement. We also hired more experienced marketing professionals and spent more on advertising. In 2004, we expect to continue to expand our neuro and plastic and reconstructive sales forces.

General and administrative expenses increased $6.8 million in 2003, $2.5 million of which is related to operating costs associated with recently acquired businesses that were not reflected in our results for the full year in 2002. In addition, in 2003 we donated $2.0 million to the Integra Foundation and incurred additional costs to consolidate several facilities.

General and administrative expenses increased $3.4 million in 2002, $1.9 million of which was related to operating costs associated with acquired businesses that were not reflected in our results for the full year in 2001. The remaining increase in general and administrative expenses in 2002 consisted primarily of increased rent at our expanded corporate headquarters and higher insurance and legal costs.

We initiated and completed a number of activities in the fourth quarter of 2003, including the expansion of our marketing capability, the doubling of our plastic and reconstructive surgery sales organization, the consolidation of our San Diego research and manufacturing facilities, and making a significant contribution to the Integra Foundation. These activities resulted in higher operating costs compared to our recent trend. We anticipate our 2004 operating costs as a percentage of product revenues to decrease compared to the levels incurred in the fourth quarter of 2003.

Amortization expense increased in 2003 primarily because of amortization on additional intangible assets acquired through our business acquisitions. Annual amortization expense is expected to be approximately $3.3 million in 2004, $3.1 million in 2005, $3.0 million in 2006, $2.8 million in 2007, and $2.5 million in 2008.

NON-OPERATING INCOME AND EXPENSES

In 2003, we received approximately $115.9 million of net proceeds from the sale of $120.0 million of our 2 1/2% contingent convertible subordinated notes due in March 2008. We have recorded $2.7 million for the interest expense associated with the notes, which was offset by $3.2 million of interest income on our invested cash and marketable debt securities.

We will pay additional interest ("Contingent Interest") on our convertible notes if, at thirty days prior to maturity, Integra's common stock price is greater than $37.56 per share. The fair value of this Contingent Interest obligation is marked to its fair value at each balance sheet date, with changes in the fair value recorded to interest expense. We recorded a $365,000 liability related to the estimated fair value of the Contingent Interest obligation at the time the notes were issued. At December 31, 2003, the estimated fair value of the Contingent Interest obligation was $458,000.

In August 2003, we entered into an interest rate swap agreement with a $50.0 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of our fixed rate convertible notes. We receive a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and pay to the counterparty a floating rate based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The interest rate swap agreement terminates in March 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the convertible notes.

The interest rate swap agreement qualifies as a fair value hedge under SFAS No. 133, as amended "Accounting for Derivative Instruments and Hedging Activities". The net amount to be paid or received under the interest rate swap agreement is recorded as a component of interest expense. Interest expense for the year ended December 31, 2003 reflects a $330,000 reduction associated with the interest rate swap.

The net fair value of the interest rate swap at inception was $767,000. At December 31, 2003, the net fair value of the interest rate swap increased $305,000 to $1.1 million, and this amount is included in other liabilities. In connection with this fair value hedge transaction, we recorded a $433,000 net decrease in the carrying value of our convertible notes. The net $128,000 difference between changes in the fair value of the interest rate swap and the convertible notes represents the ineffective portion of the hedging relationship, and this amount is recorded in other income.

Our net other income/expense increased by $3.1 million in 2003. This increase consisted primarily of the $2.0 million termination payment received from ETHICON and foreign currency transaction gains.

In August 2001, we raised $113.4 million from a follow-on public offering of 4.7 million shares of common stock. Accordingly, net interest income in 2002 increased to $3.5 million, as compared to net interest income of $1.4 million in 2001.

INCOME TAXES

Since 1999, we have generated positive taxable income on a cumulative basis. In light of this trend, our projections for future taxable earnings, and the expected timing of the reversal of deductible temporary differences, we concluded in the fourth quarter of 2001 that we no longer needed to maintain a portion of the valuation allowance recorded against federal and state net operating loss carryforwards and certain other temporary differences. We reduced the valuation allowance by $12.0 million in 2001 because we believed that it was more likely than not that we would realize the benefit of that portion of the deferred tax assets recorded at December 31, 2001.

In the fourth quarter of 2002, we reduced the remaining valuation allowance recorded against net operating loss carryforwards by $23.4 million, which reflected our estimate of additional tax benefits that we expected to realize in the future. A valuation allowance of $5.4 million is recorded against the remaining $33.5 million of net deferred tax assets recorded at December 31, 2003. This valuation allowance relates to deferred tax assets for certain expenses which will be deductible for tax purposes in very limited circumstances and for which we believe it is unlikely that we will recognize the associated tax benefit. We do not anticipate additional income tax benefits through future reductions in the valuation allowance. However, if we determine that we would be able to realize more or less than the recorded amount of net deferred tax assets, we will record an adjustment to the deferred tax asset valuation allowance in the period such a determination is made.

In 2003, our effective income tax rate was 37.8% of income before income taxes. The increase as compared to 2002 and 2001 resulted from the income tax benefits related to the reduction of deferred tax asset valuation allowances recorded in 2002 and 2001 and a larger proportion of our taxable income being generated in higher tax jurisdictions in 2003.

The net change in the Company's valuation allowance was $(2.3) million, $(26.7) million, and $(10.4) million, in 2003, 2002 and 2001, respectively.

At December 31, 2003, we had net operating loss carryforwards of approximately $72.8 million and $10.5 million for federal and state income tax purposes, respectively, to offset future taxable income. The federal and state net operating loss carryforwards expire through 2018 and 2009, respectively. New Jersey has imposed a moratorium on the ability of corporations to use their net operating loss carryforwards to reduce their New Jersey state tax obligations.

At December 31, 2003, several of our subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to our ownership which expire through 2010. The Internal Revenue Code limits the timing and manner in which we may use any acquired net operating losses or tax credits.

INTERNATIONAL PRODUCT REVENUES AND OPERATIONS

Because we have operations based in Europe and we generate revenues and incur operating expenses in euros and British pounds, we will experience currency exchange risk with respect to those foreign currency denominated revenues or expenses.

In 2003, the cost of products we manufactured in our European facilities or purchased in foreign currencies exceeded our foreign currency-denominated revenues. We expect this imbalance to continue into 2004. We currently do not hedge our exposure to foreign currency risk. Accordingly, a further weakening of the dollar against the euro and British pound could negatively affect future gross margins and operating margins. We will continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. If we believe this potential impact presents a significant risk to our business, we may enter into derivative financial instruments to mitigate this risk.

Additionally, we generate significant revenues outside the United States, a portion of which are U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have an impact on the demand for our products in foreign countries.

Our sales to foreign markets may be affected by local economic conditions, regulatory or political considerations, the effectiveness of our sales representatives and distributors, local competition, and changes in local medical practice.

Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the United States.

Product revenues by major geographic area are summarized below:

                                      United                  Asia       Other
                                      States     Europe     Pacific     Foreign     Consolidated
                                     --------   --------   ---------   ---------   --------------
                                                         (in thousands)

         2003 .....................  $132,805    $21,433     $5,828      $6,629       $166,695
         2002 .....................    90,422     14,737      4,062       3,404        112,625
         2001 .....................    68,612     10,577      4,838       3,881         87,908

In 2003, product revenues from customers outside the United States totaled $33.9 million, or 20% of consolidated product revenues, of which approximately 63% were to European customers. Of this amount, $21.3 million of these revenues were generated in foreign currencies.

In 2002, product revenues from customers outside the United States totaled $22.2 million, or 20% of consolidated product revenues, of which approximately 66% were to European customers. Of this amount, $13.4 million of these revenues were generated in foreign currencies.

In 2001, revenues from customers outside the United States totaled $19.3 million, or 22% of consolidated product revenues, of which approximately 55% were to European customers. Of this amount, $7.2 million of these revenues were generated in foreign currencies.

LIQUIDITY AND CAPITAL RESOURCES

CASH AND MARKETABLE SECURITIES

At December 31, 2003, we had cash, cash equivalents and marketable securities totaling $206.7 million. Investments consist almost entirely of highly liquid, interest bearing debt securities.

CASH FLOWS

We generated positive operating cash flows of $34.8 million, $32.0 million and $15.7 million in 2003, 2002 and 2001, respectively. Operating cash flows improved in 2003 and 2002 primarily as a result of higher pre-tax income and the benefits from the continued utilization of our net operating loss carryforwards and tax deductions generated by employee stock option exercises. Based on our current unused net operating loss carryforward position and various other future potential tax deductions, we expect our operating cash flows to continue to benefit from actual cash tax payments being lower than our effective book income tax rate for at least the next two years.

In 2003, we also generated $14.2 million from the issuance of common stock under employee benefit plans and $115.9 million of net proceeds from the sale of $120.0 million of our contingent convertible subordinated notes.

Our principal uses of funds in 2003 were $50.4 million for acquisitions, $38.6 million for the net purchases of marketable debt securities, $35.4 million for the repurchase of approximately 1.5 million shares our common stock and $3.8 million for capital expenditures. The significant repurchase of our common stock in 2003 was made simultaneously with the issuance of our convertible notes.

In 2002, our principal sources of funds were $32.0 million of operating cash flow and $3.3 million from the issuance of common stock. In 2002, our principal uses of funds were $25.0 million for acquisitions, the repayment of a $3.6 million note and $2.3 million for capital expenditures.

In August 2001, we issued 4.7 million shares of common stock in a public offering at $25.50 per share. The net proceeds generated by the offering, after expenses, were $113.4 million. With the proceeds from the public offering of common stock, we repaid all outstanding debt, including $7.9 million of bank loans and $1.4 million payable under the terms of a promissory note, in 2001. Additionally, a related term loan and revolving credit facility was terminated in 2001.

WORKING CAPITAL

At December 31, 2003 and 2002, working capital was $167.3 million and $130.3 million, respectively. The increase in working capital in 2003 was primarily due to a decrease in the overall maturity of our marketable securities portfolio, additional investments in inventory to support our growth in product revenues, higher accounts receivable balances related to increased sales, and the recognition of significant amounts of deferred revenue and customer advances as revenue in 2003.

CONVERTIBLE DEBT AND RELATED HEDGING ACTIVITIES

In 2003, we generated $115.9 million of net proceeds from the sale of $120.0 million of our contingent convertible subordinated notes due in March 2008. We pay interest on the convertible notes at an annual rate of 2 1/2% each September 15th and March 15th. We will also pay contingent interest on the notes if, at thirty days prior to maturity, Integra's common stock price is greater than $37.56. The contingent interest will be payable for each of the last three years the notes remain outstanding in an amount equal to the greater of i) 0.50% of the face amount of the notes and ii) the amount of regular cash dividends paid during each such year on the number of shares of common stock into which each note is convertible. Holders of the notes may convert the notes into shares of our common stock under certain circumstances, including when the market price of our common stock on the previous trading day is more than $37.56 per share, based on an initial conversion price of $34.15 per share.

The notes are general, unsecured obligations of Integra and will be subordinate to any future senior indebtedness. We cannot redeem the notes prior to their maturity, and the notes' holders may compel us to repurchase the notes upon a change of control. There are no financial covenants associated with the convertible notes.

In August 2003, we entered into an interest rate swap agreement with a $50 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of the notes. We receive a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and pay to the counterparty a floating rate based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The interest rate swap agreement terminates in March 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the contingent convertible notes.

SHARE REPURCHASE PLANS

In March 2004, our Board of Directors authorized us to repurchase up to an additional 1.5 million shares of our common stock for an aggregate purchase price not to exceed $40.0 million. We may repurchase shares under this program through March 2005 either in the open market or in privately negotiated transactions.

During 2003 and 2002, respectively, we repurchased approximately 1.5 million and 100,000 shares of our common stock under previously authorized share repurchase programs.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our formation. Any future determinations to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, cash flows, and other factors deemed relevant by the Board of Directors.

REQUIREMENTS AND CAPITAL RESOURCES

We believe that our cash and marketable securities are sufficient to finance our operations and capital expenditures in the near term. In 2004, we expect to increase cash outlays for capital expenditures as compared to 2003, primarily because of an estimated $4.3 million of expenditures associated with information system upgrades.

Given the significant level of liquid assets and our objective to grow by acquisition and alliances, our financial position could change significantly if we were to complete a business acquisition by utilizing a significant portion of our liquid assets.

Currently, we do not have any existing borrowing capacity or other credit facilities in place to raise significant amounts of capital if such a need arises.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

We are obligated to pay the following amounts under various agreements:

                                         Less than                                 More than
                               Total       1 year      1-3 Years     3-5 Years      5 years
                              -------   -----------   -----------   -----------   -----------
                                                      (in millions)

Long Term Debt............... $120.0      $  --         $  --          $120.0       $  --
Interest on Long Term Debt...   13.5         3.0           9.0            1.5          --
Operating Leases.............    9.1         2.2           2.9            1.9          2.1
Purchase Obligations.........   10.2         6.3           3.2            0.7          --
Pension Contribution(1)......    0.2         0.2           --             --           --
Other Long Term Liabilities..    0.4         --            0.2            0.1          0.1
                             --------     -------       -------       --------      ------
Total........................ $153.4      $ 11.7        $ 15.3         $124.2       $  2.2

(1) Pension contributions after 2004 cannot be reasonably estimated.

In addition, under other agreements we are required to make payments based on sales levels of certain products or if specific development milestones are achieved.

In January  2004,  the Company  acquired the R&B  instrument  business  from R&B
Surgical Solutions, LLC for approximately $2.0 million in cash. The R&B instrument line is a complete line of high-quality handheld surgical instruments used in neuro- and spinal surgery. The acquired business generated approximately $1.2 million in revenues for the twelve months ended December 31, 2003. The Company plans to market these products through its JARIT sales force.

In January 2004, the Company acquired the Sparta disposable critical care devices and surgical instruments business from Fleetwood Medical, Inc. for approximately $1.5 million in cash. The Sparta product line includes products used in plastic and reconstructive, ear, nose and throat (ENT), neuro, ophthalmic and general surgery. Prior to the acquisition, Fleetwood Medical marketed these product lines primarily to hospitals and physicians through a catalogue and a network of distributors. The acquired business generated approximately $1.0 million in revenues for the twelve months ended December 31, 2003.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns, net realizable value of inventories, estimates of future cash flows associated with acquired in-process research and development charges, derivatives, amortization periods for acquired intangible assets, and loss contingencies. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

We believe the following accounting policies, which form the basis for developing these estimates, are those that are most critical to the presentation of our financial statements and require the most difficult, subjective and complex judgments:

ALLOWANCES FOR DOUBTFUL ACCOUNTS AND SALES RETURNS

We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, we record an allowance against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, we may change the recorded amount of allowances for doubtful accounts in the future. We record a provision for estimated sales returns and allowances on product revenues in the same period as the related revenues are recorded. We base these estimates on historical sales returns and other known factors. Actual returns could be different from our estimates and the related provisions for sales returns and allowances, resulting in future changes to the sales returns and allowances provision.

INVENTORIES

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, the value determined by the first-in, first-out method, or market. At each balance sheet date, we evaluate ending inventories for excess quantities, obsolescence or shelf life expiration. Our evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent that we determine there are excess, obsolete or expired inventory quantities, we record valuation reserves against all or a portion of the value of the related products. If future demand or market conditions are different than our projections, a change in recorded inventory valuation reserves may be required and would be reflected in cost of revenues in the period the revision is made.

DERIVATIVES

We report all derivatives at their estimated fair value and record changes in fair value in current earnings or defer these changes until a related hedged item is recognized in earnings, depending on the nature and effectiveness of the hedging relationship. The designation of a derivative as a hedge is made on the date the derivative contract is executed. On an ongoing basis, we assess whether each derivative continues to be highly effective in offsetting changes in the fair value or cash flows of hedged items. If and when a derivative is no longer expected to be highly effective, we discontinue hedge accounting. All hedge ineffectiveness is included in current period earnings in other income (expense), net.

We document all relationships between hedged items and derivatives. Our overall risk management strategy describes the circumstances under which we may undertake hedge transactions and enter into derivatives. The objective of our current risk management strategy is to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of our fixed rate debt.

The determination of fair value of derivatives is based on valuation models that use observable market quotes or projected cash flows and our view of the creditworthiness of the derivative counterparty. If a derivative is no longer deemed qualify as an effective hedge, changes in the fair value of that derivative could significantly affect our non-operating income or expense.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT CHARGES

In-process research and development charges are recorded in connection with acquisitions and represent the value assigned to acquired assets which have not yet reached technological feasibility and for which there is no alternative use. Fair value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets. Significant assumptions underlying these cash flows include our assessment of the timing and our ability to successfully complete the in-process research and development project, projected cash flows associated with the successful completion of the project, and interest rates used to discount these cash flows to their present value.

AMORTIZATION PERIODS

We provide for amortization using the straight-line method over the estimated useful lives of acquired intangible assets. We base the determination of these useful lives on the period over which we expect the related assets to contribute to our cash flows. If our assessment of the useful lives of intangible assets changes, we may change future amortization expense.

LOSS CONTINGENCIES

We are subject to claims and lawsuits in the ordinary course of our business, including claims by employees or former employees, with respect to our products and involving commercial disputes. Our financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which we are currently a party because we currently believe that such claims and lawsuits are either adequately covered by insurance or otherwise indemnified, and are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies if we change our assessment of the likely outcome of these matters.

UPDATE  TO 2003  ANNUAL  REPORT  ON FORM  10-K,  PART  IV,  ITEM  15.  FINANCIAL
STATEMENTS

1. Financial Statements.

The following financial statements and financial statement schedules are filed as a part of this report.

   Report of Independent Registered Public Accounting Firm ...............   F-1

   Consolidated Statements of Operations for the years ended
    December 31, 2003, 2002, and 2001 ....................................   F-2

   Consolidated Balance Sheets as of December 31, 2003 and 2002 ..........   F-3

   Consolidated Statements of Cash Flows for the years ended
    December 31, 2003, 2002, and 2001 ....................................   F-4

   Consolidated Statements of Changes in Stockholders' Equity
    For the years ended December 31, 2003, 2002, and 2001 ................   F-5

   Notes to Consolidated Financial Statements ............................   F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Integra LifeSciences
Holdings Corporation and Subsidiaries:



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Integra LifeSciences Holdings Corporation and Subsidiaries (the Company) at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP
------------------------------

Florham Park, New Jersey
February 25, 2004, except for Note 11 for which the date is January 5, 2005

                                       F1

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                        Years Ended December 31,
                                                    --------------------------------
                                                      2003        2002        2001
                                                    --------    --------    --------
REVENUES
Product revenue .................................   $166,695    $112,625    $ 87,908
Other revenue ...................................     18,904       5,197       5,534
                                                    --------    --------    --------
   Total revenue ................................    185,599     117,822      93,442

COSTS AND EXPENSES
Cost of product revenue .........................     70,597      45,772      36,014
Research and development ........................     12,814      11,517       8,884
Selling and marketing ...........................     38,097      25,118      20,322
General and administrative ......................     21,364      14,584      11,152
Amortization ....................................      3,080       1,644       2,784
                                                    --------    --------    --------
   Total costs and expenses .....................    145,952      98,635      79,156

Operating income ................................     39,647      19,187      14,286

Interest income .................................      3,195       3,575       2,039
Interest expense ................................     (2,724)        (40)       (646)
Other income (expense), net .....................      3,071           3        (392)
                                                    --------    --------    --------
Income before income taxes ......................     43,189      22,725      15,287

Income tax expense (benefit) ....................     16,328     (12,552)    (10,876)
                                                    --------    --------    --------
Net income.......................................   $ 26,861    $ 35,277    $ 26,163
                                                    ========    ========    ========

   Basic net income  per share ..................   $   0.92    $   1.21    $   1.03
   Diluted net income per share .................   $   0.88    $   1.14    $   0.92

Weighted average common shares outstanding:
   Basic ........................................     29,071      29,021      23,353
   Diluted ......................................     30,468      30,720      27,196


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS

                                       F2

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                           CONSOLIDATED BALANCE SHEETS


IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                            December 31,
                                                                      -----------------------
 ASSETS                                                                 2003         2002
                                                                      ---------    ---------
Current Assets:
  Cash and cash equivalents ......................................    $  78,979    $  43,583
  Short-term investments .........................................       29,567       55,278
  Trade accounts receivable, net of allowances
      of $2,025 and $1,387 .......................................       28,936       19,412
  Inventories ....................................................       41,046       28,502
  Prepaid expenses and other current assets ......................        9,365        5,498
                                                                      ---------    ---------
      Total current assets .......................................      187,893      152,273

 Noncurrent investments ..........................................       98,197       33,450
 Property, plant, and equipment, net .............................       20,072       16,556
 Deferred income taxes, net ......................................       21,369       25,218
 Goodwill ........................................................       26,683       22,073
 Intangible assets, net ..........................................       52,435       23,091
 Other assets ....................................................        5,877        2,007
                                                                      ---------    ---------
Total assets .....................................................    $ 412,526    $ 274,668
                                                                      =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable, trade ........................................    $   7,947    $   3,764
  Customer advances and deposits .................................          977        7,908
  Accrued expenses and other current liabilities .................       11,694       10,249
                                                                      ---------    ---------
      Total current liabilities ..................................       20,618       21,921

 Long term debt ..................................................      119,257          --
 Deferred revenue ................................................          418        3,263
 Other liabilities ...............................................        3,703        1,887
                                                                      ---------    ---------
Total liabilities ................................................      143,996       27,071

Commitments and contingencies

Stockholders' Equity:
  Common stock; $.01 par value; 60,000 authorized shares; 28,611
     and 27,204 issued ...........................................          286          272
  Additional paid-in capital .....................................      286,716      292,007
  Treasury stock, at cost; 219 and 106 shares ....................       (5,236)      (1,812)
  Other ..........................................................           (5)         (15)
  Accumulated other comprehensive income (loss):
     Unrealized gain on available-for-sale securities ............           63          861
     Foreign currency translation adjustment .....................        5,400        1,618
     Minimum pension liability adjustment ........................       (1,232)      (1,011)
  Accumulated deficit ............................................      (17,462)     (44,323)
                                                                      ---------    ---------
    Total stockholders' equity ...................................      268,530      247,597
                                                                      ---------    ---------
 Total liabilities and stockholders' equity ......................    $ 412,526    $ 274,668
                                                                      =========    =========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS

                                       F3

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


IN THOUSANDS

                                                                    Years Ended December 31,
                                                                 ------------------------------
                                                                   2003       2002       2001
                                                                 --------   --------   --------
OPERATING ACTIVITIES:
    Net income  ...............................................  $ 26,861   $ 35,277   $ 26,163
    Adjustments to reconcile net income to net cash
          provided by operating activities:
     Depreciation and amortization ............................     7,030      5,020      5,959
     In process research and development charge ...............       400      2,328         --
     Deferred tax provision (benefit)..........................    12,357    (13,401)   (12,085)
     Amortization of discount and premium on investments ......     2,013      2,142        298
     Other, net ...............................................       802        188        443
     Changes in assets and liabilities, net of business
          acquisitions:
       Accounts receivable ....................................    (4,819)    (2,109)        98
       Inventories ............................................    (1,829)     1,153     (6,987)
       Prepaid expenses and other current assets ..............      (505)    (1,131)    (1,443)
       Non-current assets .....................................       480        185      1,858
       Accounts payable, accrued expenses and other
          liabilities .........................................     2,537        (90)      (941)
       Customer advances and deposits .........................    (6,431)     2,565      4,020
       Deferred revenue .......................................    (4,070)      (142)    (1,682)
                                                                 --------   --------   --------
     Net cash provided by operating activities ................  $ 34,826   $ 31,985   $ 15,701
                                                                 --------   --------   --------
INVESTING ACTIVITIES:
    Proceeds from the sales/maturities of investments .........   178,483     35,402      3,000
    Purchases of available for sale investments ...............  (217,070)   (39,113)   (88,533)
    Purchases of property and equipment .......................    (3,843)    (2,254)    (2,860)
    Payment of product license fee ............................    (1,500)        --         --
    Cash used in business acquisitions, net of cash acquired ..   (50,405)   (25,015)    (6,348)
                                                                 --------   --------   --------
     Net cash used in investing activities ....................  $(94,335)  $(30,980)  $(94,741)
                                                                 --------   --------   --------
FINANCING ACTIVITIES:
    Repayment of note payable and bank loans...................        --     (3,600)   (13,652)
    Proceeds from the issuance of common stock, net ...........        --         --    113,433
    Proceeds from exercised stock options and warrants ........    14,152      3,323      9,676
    Purchases of treasury stock ...............................   (35,402)    (1,761)        --
    Proceeds from issuance of convertible notes, net...........   115,923         --         --
                                                                 --------   --------   --------
     Net cash provided by (used in) financing activities ......  $ 94,673   $ (2,038)  $109,457

Effect of exchange rate changes on cash and cash equivalents ..       232         98         15
                                                                 --------   --------   --------
Net increase (decrease) in cash and cash equivalents ..........  $ 35,396       (935)    30,432
Cash and cash equivalents at beginning of period ..............    43,583     44,518     14,086
                                                                 --------   --------   --------
Cash and cash equivalents at end of period ....................  $ 78,979   $ 43,583   $ 44,518
                                                                 ========   ========   ========

Cash paid during the year for interest ........................  $  1,476   $     20   $    778
Cash paid during the year for income taxes ....................     1,309      1,435        928

Supplemental non-cash disclosure:
Property and equipment purchases included in liabilities         $  2,000         --         --


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS

                                       F4

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


In thousands

                                                                                               Accumulated
                                                                           Additional             Other
                                          Preferred   Common    Treasury    Paid-In           Comprehensive  Accumulated    Total
                                            Stock      Stock      Stock     Capital    Other  Income (Loss)    Deficit      Equity
                                          ---------  ---------  ---------  ----------  -----  -------------  -----------  ----------
Balance, December 31, 2000 ...............       2        173       (180)    160,134    (66)          (553)    (105,729)     53,781
                                           ========  =========  =========  ==========  =====  =============  ===========  ==========

Net income ...............................                                                                       26,163      26,163
Unrealized gains on investments ..........                                                             333                      333
Foreign currency translation .............                                                            (319)                    (319)
                                                                                                                          ----------
       Total comprehensive income.........                                                                                $  26,177
                                                                                                                          ==========
Conversion of 100 shares of Series B
  Preferred Stock into 2,618 shares of
   common stock ..........................      (1)        26                    (25)                                           --
Public offering of 4,748 shares of
  common stock ...........................                 48                113,385                                        113,433
Issuance of 879 shares of common stock
  through employee benefit plans .........                  9        129       5,998                                (34)      6,102
Warrants exercised for cash ..............                  5                  3,611                                          3,616
Issuance of 10 shares of common stock in
  acquisition ............................                                       276                                            276
Amortization of unearned compensation ....                                               29                                      29
Tax benefit related to stock option
   exercises .............................                                       642                                            642

Balance, December 31, 2001 ...............       1        261        (51)    284,021    (37)          (539)     (79,600)  $ 204,056
                                           ========  =========  =========  ==========  =====  =============  ===========  ==========

Net income ...............................                                                                       35,277      35,277
Unrealized losses on investments .........                                                             624                      624
Foreign currency translation .............                                                           2,394                    2,394
Minimum pension liability adjustment .....                                                          (1,011)                  (1,011)
                                                                                                                          ----------
       Total comprehensive income ........                                                                                $  37,284
                                                                                                                          ==========
Conversion of 54 shares of Series C
   Preferred Stock into 600 shares of
   common stock ..........................      (1)         6                     (5)                                           --
Issuance of 475 shares of common stock
  through employee benefit plans .........                  5                  3,288                                          3,293
Amortization of unearned compensation ....                                         9     22                                      31
Tax benefit related to stock option
   exercises .............................                                     4,694                                          4,694
Repurchase 100 shares of common stock ....                        (1,761)                                                    (1,761)

Balance, December 31, 2002 ............... $   --    $    272   $ (1,812)  $ 292,007   $(15)  $      1,468   $  (44,323)  $ 247,597
                                           ========  =========  =========  ==========  =====  =============  ===========  ==========

Net income................................                                                                       26,861      26,861
Realized gains on investments.............                                                            (210)                    (210)
Unrealized losses on investments .........                                                            (588)                    (588)
Foreign currency translation..............                                                           3,673                    3,673
Minimum pension liability adjustment .....                                                            (112)                    (112)
                                                                                                                          ----------
       Total comprehensive income.........                                                                                $  29,624
                                                                                                                          ==========
Issuance of 1,788 shares of common stock
  through employee benefit plans..........                  4     31,978     (17,880)                                        14,102
Warrants exercised for cash...............                                        50                                             50
Conversion of 1,000 Restricted Units into
   1,000 shares of common stock ..........                 10                    (10)                                            --
Amortization of unearned compensation.....                                        16     10                                      26
Tax benefit related to stock option
   exercises..............................                                    12,533                                         12,533
Repurchase 1,503 shares of common stock...                       (35,402)                                                   (35,402)

Balance, December 31, 2003 ............... $     --  $    286   $ (5,236)  $ 286,716   $ (5)  $      4,231   $  (17,462)  $ 268,530
                                           ========  =========  =========  ==========  =====  =============  ===========  ==========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS

                                       F5

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BUSINESS

Integra LifeSciences Holdings Corporation (the "Company") develops, manufactures, and markets medical devices for use in neuro-trauma, neurosurgery, plastic and reconstructive surgery, and general surgery. The Company's product lines include innovative tissue repair products that incorporate the Company's proprietary absorbable implant technology, such as the DuraGen(R) Dural Graft Matrix, the NeuraGen(TM) Nerve Guide, and the INTEGRA(R) Dermal Regeneration Template, as well as, more traditional medical devices, such as monitoring and drainage systems, surgical instruments, and fixation systems.

The Company sells its products directly through various sales forces and through a variety of other distribution channels.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions are eliminated in consolidation.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

Investments in marketable debt and equity securities are classified and accounted for as available-for-sale securities and are carried at fair value, which is based on quoted market prices. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss). Realized gains and losses are determined on the specific identification cost basis and reported in other income (expense), net. Investment balances as of December 31, 2003 and 2002 were as follows:

                                                                Unrealized       Fair
                                                      Cost    Gains   Losses     Value
                                                    -------  -------  -------   -------
2003                                                          (in thousands)
----
   MARKETABLE SECURITIES, CURRENT
Corporate Debt Securities......................    $ 23,761  $    21  $    (1) $ 23,781
U.S. Government Debt Securities................       5,550        1       --     5,551
Other Securities...............................         235       --       --       235
                                                   --------  -------  -------  --------
   Total marketable securities, current........    $ 29,546  $    22  $    (1) $ 29,567

   MARKETABLE SECURITIES, NON-CURRENT
Corporate Debt Securities......................    $ 56,811  $    98  $  (105) $ 56,804
U.S. Government Debt Securities................      41,341       58       (6)   41,393
                                                   --------  -------  -------  --------
   Total marketable securities, non-current....    $ 98,152  $   156  $  (111) $ 98,197

2002:
-----
Marketable securities, current.................    $ 54,755  $   525  $    (2) $ 55,278
Marketable securities, non-current.............      33,112      347       (9)   33,450
                                                   --------  -------  -------  --------
                                                   $ 87,867  $   872  $   (11) $ 88,728

The maturity dates for marketable debt securities classified as current are less than one year. The maturity dates for marketable debt securities classified as non-current are less than 60 months and less than 40 months as of December 31, 2003 and 2002, respectively.

The fair value of the Company's $120.0 million principal amount 2 1/2% contingent convertible subordinated notes outstanding at December 31, 2003 was approximately $116.7 million.

The carrying values of all other financial instruments were not materially different from their estimated fair values.

ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE AND SALES RETURNS

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, allowances for doubtful accounts are recorded based on the length of time the receivables are past due, the current business environment and our historical experience.

The Company records a provision for estimated returns and allowances on product sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns and other known factors.

INVENTORIES

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, the value determined by the first-in, first-out method, or market. Inventories consisted of the following:

                                               December 31,
                                             2003       2002
                                          ---------- ----------
                                             (IN THOUSANDS)
Finished goods ..........................  $ 26,239   $ 17,497
Work in process .........................     5,069      3,019
Raw materials ...........................     9,738      7,986
                                          ---------- ----------
                                           $ 41,046   $ 28,502

At each balance sheet date, the Company evaluates ending inventories for excess quantities, obsolescence or shelf-life expiration. This evaluation includes analyses of historical sales levels by product and projections of future demand. To the extent that management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against all or a portion of the value of the related products.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred.

Property, plant and equipment balances and corresponding lives were as follows:

                                                      December 31,
                                                    2003       2002        Lives
                                                 ---------- ---------- ---------------
                                                     (IN THOUSANDS)

Land ............................................ $    892   $    511
Buildings and leasehold improvements ............   12,082     11,877    2 - 40 years
Machinery and equipment .........................   19,498     16,492    3 - 15 years
Furniture and fixtures ..........................    3,277      3,561    5 -  7 years
Construction in progress ........................    2,316        500
                                                 ---------- ----------
                                                    38,065     32,941

Less: Accumulated depreciation ..................  (17,993)   (16,385)
                                                 ---------- ----------
                                                  $ 20,072   $ 16,556

Depreciation expense associated with property, plant and equipment was $3.9 million, $3.4 million, and $3.2 million, in 2003, 2002, and 2001 respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of the cost over the fair value of net assets of acquired businesses is recorded as goodwill. Goodwill acquired prior to July 1, 2001 was amortized on a straight line basis over a period of 15 years through December 31, 2001. Goodwill acquired after July 1, 2001 was not subject to amortization.

Effective January 1, 2002, goodwill is no longer amortized, but is reviewed for impairment at the reporting unit level annually, or more frequently if impairment indicators arise.

Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", the Company reassessed the useful lives of its existing identifiable intangible assets and determined that they continue to be appropriate. The Company does not have any indefinite life intangible assets.

If the Company had applied the non-amortization provisions of Statement 142 for all of 2001, net income would have been as follows:

                                                                    2001
                                                                  --------
                                                               (in thousands)

   Net income, as reported ...................................    $ 26,163
   Effect of goodwill and assembled workforce amortization ...         858
                                                                  --------
   Net income, as adjusted ...................................    $ 27,021

   Basic net income per share, as reported ...................    $   1.03
   Effect of goodwill and assembled workforce amortization ...         .04
                                                                  --------
   Basic net income per share, as adjusted ...................    $   1.07

   Diluted net income per share, as reported .................    $   0.92
   Effect of goodwill and assembled workforce amortization ...         .03
                                                                  --------
   Diluted net income per share, as adjusted .................    $   0.95

The Company's assessment of the recoverability of goodwill is based upon a comparison of the carrying value of goodwill with its estimated fair value. The Company updated its impairment review for goodwill as of June 30, 2003 and determined that its goodwill was not impaired.

Changes in the carrying amount of goodwill in 2003 and 2002 were as follows:

                                                                             2003         2002
                                                                          ----------    ---------
                                                                              (IN THOUSANDS)

Goodwill, net of accumulated amortization beginning of year .......       $  22,073     $ 14,627
Reclassification of net assembled workforce intangible ............              --        1,275
Acquisitions ......................................................           3,321        5,775
Adjustments to previously recorded pre-acquisition
   income tax contingencies .......................................              --         (484)
Other, net  .......................................................             (29)          64
Foreign currency translation ......................................           1,318          816
                                                                          ----------    ---------
Goodwill, end of year .............................................       $  26,683     $ 22,073
                                                                          ==========    =========

The components of the Company's identifiable intangible assets were as follows:

                                                  December 31, 2003         December 31, 2002
                                  Weighted      ----------------------    ----------------------
                                  Average                 Accumulated               Accumulated
                                    Life          Cost    Amortization      Cost    Amortization
                                  --------      --------  ------------    --------  ------------
                                                                  (IN THOUSANDS)

Completed technology ...........  15 years      $15,062     $ (3,337)     $ 13,165    $ (2,380)
Customer relationships .........  20 years       16,755       (2,053)        4,661      (1,085)
Trademarks / brand names .......  38 years       25,235       (1,017)        7,151        (445)
All other ......................  10 years        2,909       (1,119)        2,601        (577)
                                                --------    ---------     --------    ---------
                                                $59,961     $ (7,526)     $ 27,578    $ (4,487)
Accumulated amortization ....................    (7,526)                    (4,487)
                                                --------                  --------
                                                $52,435                   $ 23,091
                                                ========                  ========

Annual amortization expense is expected to approximate $3.3 million in 2004, $3.1 million in 2005, $3.0 million in 2006, $2.8 million in 2007, and $2.5 million in 2008. Identifiable intangible assets are initially recorded at fair market value at the time of acquisition generally using an income or cost approach.

LONG-LIVED ASSETS

Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets to be held and used, a recoverability test is performed using projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. Impairments to long-lived assets to be disposed of are recorded based upon the fair value of the applicable assets.

INTEGRA FOUNDATION

The Company may periodically, at the discretion of its Board of Directors, make a contribution to the Integra Foundation, Inc. The Integra Foundation was incorporated in 2002 exclusively for charitable, educational, and scientific purposes and qualifies under IRC 501(c)(3) as an exempt private foundation. Under its charter, the Integra Foundation engages in activities that promote health, the diagnosis and treatment of disease, and the development of medical science through grants, contributions and other appropriate means. The Integra Foundation is a separate legal entity and is not a subsidiary of the Company. Therefore, its results are not included in these consolidated financial statements. During 2003, the Company contributed $2.0 million to the Integra Foundation. This contribution is included in general and administrative expenses.

DERIVATIVES

The Company reports all derivatives at their estimated fair value and records changes in fair value in current earnings or defers these changes until a related hedged item is recognized in earnings, depending on the nature and effectiveness of the hedging relationship. The designation of a derivative as a hedge is made on the date the derivative contract is executed. On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes in the fair value or cash flows of hedged items. If and when a derivative is no longer expected to be highly effective, the Company discontinues hedge accounting. All hedge ineffectiveness is included in current period earnings in other income (expense), net.

The Company documents all relationships between hedged items and derivatives. The Company's overall risk management strategy describes the circumstances under which it may undertake hedge transactions and enter into derivatives. The objective of the Company's current risk management strategy is to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of fixed rate debt.

The determination of fair value of derivatives is based on valuation models that use observable market quotes or projected cash flows and the Company's view of the creditworthiness of the derivative counterparty.

FOREIGN CURRENCY

All assets and liabilities of foreign subsidiaries are translated at the rate of exchange at year-end, while elements of the income statement are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss). These currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are reported in other income (expense), net.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

REVENUE RECOGNITION

Product revenues include both product sales and royalties earned on sales by strategic alliance partners of the Company's products or of products incorporating one or more of the Company's products. Product sales are recognized when delivery has occurred and title has passed to the customer, there is a fixed or determinable sales price, and collectability of that sales price is reasonably assured. Product royalties are recognized as the royalty products are sold by our customers and the amount earned by Integra is fixed and determinable.

Other revenues include research grants, fees received under research, licensing, and distribution arrangements, and technology-related royalties. Research grant revenue is recognized when the related expenses are incurred. Non-refundable fees received under research, licensing and distribution arrangements or for the licensing of technology are recognized as revenue when received if the Company has no continuing obligations to the other party. For those arrangements where the Company has continuing performance obligations, revenue is recognized using the lesser of the amount of non-refundable cash received or the result achieved using the proportional performance of completion accounting based upon the estimated cost to complete these obligations.

SHIPPING AND HANDLING FEES AND COSTS

Amounts billed to customers for shipping and handling are included in product revenues. The related shipping and freight charges incurred by the Company are included in cost of product revenues. Distribution and handling costs of approximately $2.6 million, $1.5 million, and $1.5 million are recorded in selling and marketing expense during 2003, 2002, and 2001, respectively.

PRODUCT WARRANTIES

Certain of the Company's medical devices, including monitoring systems and neurosurgical systems, are reusable and are designed to operate over long periods of time. These products are sold with warranties generally extending for up to two years from date of purchase. The Company accrues estimated product warranty costs at the time of sale based on historical experience. Any additional amounts are recorded when such costs are probable and can be reasonably estimated.

Accrued warranty expense consisted of the following:

                                                             December 31,
                                                           2003       2002
                                                         --------   --------
                                                            (IN THOUSANDS)

     Beginning balance ..................                $   216    $   226
     Liability acquired through acquisition                   95         --
     Charged to expense .................                    209        257
     Deductions .........................                   (151)      (267)
                                                         --------   --------
     Ending balance .....................                $   369    $   216

RESEARCH AND DEVELOPMENT

Research and development costs, including salaries, depreciation, consultant and other external fees, and facility costs directly attributable to research and development activities, are expensed in the period in which they are incurred.

In-process   research  and  development  charges  recorded  in  connection  with acquisitions represent the value assigned to acquired assets to be used in research and development activities and for which there is no alternative use. Value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets.

The Company recorded $400,000 and $2.3 million of in-process research and development in connection with acquisitions during 2003 and 2002, respectively.

STOCK BASED COMPENSATION

Employee stock based compensation is recognized using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation -an interpretation of APB Opinion No. 25".

Had the compensation cost for the Company's stock option plans been determined based on the fair value at the grant consistent with the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company's net income and basic and diluted net income per share would have been as follows:

                                                          2003          2002          2001
                                                        --------      --------      --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net income:
   As reported ......................................   $ 26,861      $ 35,277      $ 26,163
   Less: Total stock-based employee compensation
         expense determined under the fair
         value-based method for all awards, net
         of related tax effects .....................     (5,537)       (4,774)       (5,911)
                                                        --------      --------      --------
   Pro forma ........................................   $ 21,324      $ 30,503      $ 20,252

Net income per share:
   BASIC
   As reported ......................................   $   0.92      $   1.21      $   1.03
   Pro forma ........................................   $   0.73      $   1.04      $   0.80

   DILUTED
   As reported ......................................   $   0.88      $   1.14      $   0.92
   Pro forma ........................................   $   0.70      $   1.02      $   0.73

As options vest over a varying number of years and awards are generally made each year, the pro forma impacts shown above may not be representative of future pro forma expense amounts. The pro forma additional compensation expense was calculated based on the fair value of each option grant using the Black-Scholes model.

The Company used the following weighted-average assumptions for the valuation of stock option grants:

                                                     2003            2002            2001
                                                  ----------      ----------      ----------
         Dividend yield .......................        0%              0%              0%
         Expected volatility ..................       61%             65%             80%
         Risk free interest rate ..............     2.92%           3.00%           4.50%
         Expected life of option from
           vesting date .......................     4.5 years       4.5 years       4.5 years

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, which are held at major financial institutions, investment-grade marketable debt securities and trade receivables. The Company's products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns, net realizable value of inventories, estimates of projected cash flows and discount rates used to value and test impairments of long-lived assets, depreciation and amortization periods for long-lived assets, valuation allowances recorded against deferred tax assets, loss contingencies, and in-process research and development charges. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statement No. 87, 88 and 106. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. The Company will adopt the disclosure requirements of SFAS 132 (revised 2003) in 2004, as the Company's only pension plan is a non-U.S. plan.

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of the initial recognition and initial measurement provisions of SFAS 150 did not have a material impact on the Company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's results of operations or financial position.

In November 2002, the Emerging Issues Task Force (EITF) issued EITF 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables". EITF 00-21 addresses when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company will continue to evaluate the impact of EITF 00-21 on revenue arrangements it may enter into in the future.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Among other things, SFAS 145 eliminates the requirement that gains and losses related to extinguishments of debt be classified as extraordinary items. Accordingly, the Company reclassified the $256,000 loss on the early retirement of debt incurred in 2001 to other income/(expense), net.

3.   ACQUISITIONS

In November 2003, the Company acquired all of the outstanding capital stock of Spinal Specialties, Inc. for $6.0 million in cash including expenditures associated with the acquisition and subject to a working capital adjustment. At December 31, 2003, we have accrued $380,000 for the estimated amount to be paid for the working capital adjustment. In connection with this acquisition, the Company recorded approximately $5.4 million of goodwill and intangible assets. The acquired intangible assets consisted primarily of trade name, technology and customer relationships and are being amortized on a straight-line basis over lives ranging from 3 to 15 years.

Spinal Specialties markets its products primarily to anesthesiologists and interventional radiologists through an in-house telemarketing team and a network of distributors. Spinal Specialties' products include the OsteoJect(TM) Bone
Cement Delivery System and the ACCU-DISC(TM) Pressure Monitoring System. Physicians use these products in a variety of spinal, orthopedic and pain management procedures.

In August 2003, the Company acquired substantially all of the assets of Tissue Technologies, Inc., the manufacturer and distributor of the UltraSoft(TM) line of implants for soft tissue augmentation of the facial area. The Company paid $0.6 million in cash and is obligated to pay the seller up to an additional $1.5 million in contingent consideration based upon a multiple of the Company's sales of the UltraSoft product in the third year following the acquisition. The Company markets the UltraSoft products directly to cosmetic and reconstructive surgeons through its plastic and reconstructive surgery sales force and through a network of distributors. The acquired assets consist primarily of technology, which is being amortized on a straight-line basis over 10 years, and goodwill. Any future contingent consideration paid to the seller is expected be recorded as additional goodwill.

In March 2003, the Company acquired all of the outstanding capital stock of J. Jamner Surgical Instruments, Inc. (doing business as JARIT(R) Surgical Instruments) ("JARIT") for $43.5 million in cash, including expenditures associated with the acquisition and net of $2.1 million of cash acquired.

JARIT markets a wide variety of high quality, reusable surgical instruments to virtually all surgical disciplines. JARIT sells its products to more than 5,200 hospitals and surgery centers worldwide. The acquisition of JARIT has broadened Integra's existing customer base and surgical instrument product offering and has provided an opportunity to achieve operating costs savings, including the procurement of Integra's Ruggles(TM) and Padgett(TM) instruments products directly from the instrument manufacturers.

In connection with this acquisition, the Company recorded approximately $29.1 million of intangible assets, consisting primarily of trade name and customer relationships, which are being amortized on a straight-line basis over lives ranging from 5 to 40 years.

In December 2002, the Company acquired the neurosurgical shunt and epilepsy monitoring business of the Radionics division of Tyco Healthcare Group for $3.7 million in cash, including expenditures associated with the acquisition. The manufacturing of the acquired product lines was transferred to Integra's manufacturing facility located in Biot, France. This acquisition broadened Integra's neurosurgical product line offering and customer base and increased capacity utilization at the Company's Biot facility.

In October 2002, the Company acquired all of the outstanding capital stock of Padgett Instruments, Inc., an established marketer of instruments used in reconstructive and plastic surgery, for $9.6 million in cash, including expenditures associated with the acquisition. For more than 40 years, Padgett has been providing high quality instruments to meet the needs of the plastic and reconstructive surgeon and, as a result, has become one of the most recognized names in the plastic and reconstructive surgery market. Approximately $5.4 million of the purchase price was allocated to the trademarks and trade name of the acquired business, which are being amortized on a straight-line basis over 40 years.

In August 2002, the Company acquired all of the capital stock of the neurosciences division of NMT Medical, Inc. for $5.7 million in cash, including expenditures associated with the acquisition. Through this acquisition, the Company added a range of leading differential pressure valves and external ventricular drainage products to its neurosurgical product line. The acquired operations included a manufacturing facility located in Biot, France. The $4.2 million fair value assigned to the land, building and equipment in Biot was determined based on a third party appraisal.

In connection with this acquisition, the Company terminated all of NMT's independent neurosciences sales agents based in the United States and exited the Atlanta, Georgia distribution facility. These termination and closure costs were accrued as part of the purchase price because they provided no future benefit to the Company's operations.

In July 2002, the Company acquired the assets of Signature Technologies, Inc., a specialty manufacturer of titanium and stainless steel implants for the neurosurgical and spinal markets, and certain other intellectual property assets. The Company acquired Signature Technologies to gain the capability of developing and manufacturing metal implants for strategic partners and for direct sale by Integra. The purchase price consisted of $2.9 million in cash (including expenditures associated with the acquisition), $0.5 million of deferred consideration that was paid in 2003, and royalties on future sales of products to be developed. Signature Technologies currently manufactures cranial fixation systems primarily for sale under a single contract manufacturing agreement that expires in June 2004.

In connection with this acquisition, the Company recorded a $1.2 million in-process research and development charge of for the value associated with a project for the development of an enhanced cranial fixation system using patented technology for improved identification and delivery of certain components of the system. Signature Technologies has manufactured prototypes of this enhanced cranial fixation system and we do not expect to incur significant costs to complete development and obtain regulatory clearance to market the product. The value of the in-process research and development charge was estimated with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 10% to 35% and a 15% discount rate.

In December 2001, the Company acquired all of the capital stock of NeuroSupplies, Inc., a specialty distributor of disposables and supplies for neurologists, pulmonologists and other physicians, for $4.1 million. The purchase price consisted of $0.2 million in cash (including expenditures associated with the acquisition), a $3.6 million note that was repaid in 2002, and 10,000 shares of Integra common stock. This acquisition extended Integra's reach to the neurologist and allied fields and further into products used for the diagnosis and monitoring of neurological disorders. In 2003, the Company relocated the NeuroSupplies operations to its facility in Pembroke, Massachusetts.

In April 2001, the Company acquired all of the outstanding capital stock of Satelec Medical, a subsidiary of the Satelec-Pierre Rolland group, for $3.9 million in cash, including expenditures associated with the acquisition. Satelec Medical, based in France, manufactures and markets the Dissectron(R) ultrasonic surgical aspirator console and a line of related handpieces. The Company completed the consolidation of the Satelec manufacturing operations into its Andover, England and Biot, France facilities in 2002. This acquisition broadened Integra's neurosurgical product line offering and its direct sales and marketing presence in Europe.

In April 2001, the Company acquired all of the outstanding capital stock of GMSmbH, the German manufacturer of the LICOX(R) Brain Tissue Oxygen Monitoring System, for $3.2 million. The purchase price consisted of $2.6 million in cash (including expenditures associated with the acquisition), the forgiveness of $0.2 million in notes receivable from GMSmbH, and $0.4 million of future minimum royalty payments to the seller. Prior to the acquisition, the Company had exclusive marketing rights to the LICOX(R) products in the United States and certain other markets. This acquisition provided Integra with full rights to the LICOX(R) product technology.

All of these acquisitions have been accounted for using the purchase method of accounting, and the results of operations of the acquired businesses have been included in the consolidated financial statements since their respective dates of acquisition.

The following table summarizes the fair value of the assets acquired and liabilities assumed as a result of 2003 and 2002 acquisitions:

(ALL AMOUNTS IN THOUSANDS)

                                            Spinal           Jarit          Tissue
2003 Acquisitions                        Specialties      Instruments    Technologies
-----------------                       -------------     -----------    ------------
Current assets .......................        $ 1,944        $ 17,498           $  81
Property, plant and equipment ........            307           1,285              88
Intangible assets ....................          2,300          29,091             281
Goodwill .............................          3,070              --             251
Other non-current assets .............             --             104              --
                                        -------------     -----------     -----------
   Total assets acquired .............          7,621          47,978             701

Current liabilities ..................            358           2,357              76
Deferred tax liabilities .............            836              --              --
                                        -------------     -----------     -----------
   Total liabilities assumed .........          1,194           2,357              76

Net assets acquired ..................        $ 6,427        $ 45,621           $ 625

2002 Acquisitions                       Radionics    Padgett    NMT Neuro   Signature
-----------------                       ---------   ---------   ---------   ---------
Current assets .......................    $   977     $ 1,895     $ 5,977     $   490
Property, plant and equipment ........         75          65       4,138       1,165
Intangible assets ....................        391       6,437         --          626
Goodwill .............................      2,028       3,658         --          --
In-process research and development ..        --          --          --        1,177
Other non-current assets .............         18         281         --          --
                                        ---------   ---------   ---------   ---------
   Total assets acquired .............      3,489      12,336     $10,115       3,458

Current liabilities ..................         10         200       3,789          76
Deferred tax liabilities .............         --       2,524         665         --
                                        ---------   ---------   ---------   ---------
   Total liabilities assumed .........         10       2,724       4,454          76

Net assets acquired ..................    $ 3,479     $ 9,612     $ 5,661     $ 3,382

The 2003 purchase price allocations are preliminary.

The goodwill acquired in the Tissue Technologies and Radionics acquisitions is expected to be deductible for tax purposes. The acquired intangible assets are being amortized on a straight-line basis over lives ranging from 2 to 40 years.

The following unaudited pro forma financial information summarizes the results of operations for the periods indicated as if the acquisitions consummated in 2003 and 2002 had been completed as of January 1, 2002. The pro forma results are based upon certain assumptions and estimates and they give effect to actual operating results prior to the acquisitions and adjustments to reflect increased depreciation expense, increased intangible asset amortization, and increased income taxes at a rate consistent with Integra's effective rate in each year. No effect has been given to cost reductions or operating synergies. As a result, these pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                                                               2003       2002
                                                             --------   --------
                                                               (IN THOUSANDS)

Total revenue .........................................      $195,327   $168,915

Net income ............................................        27,469     41,987

Basic net income per share ............................      $   0.94   $   1.45
Diluted net income per share ..........................      $   0.90   $   1.36

In December 2003, the Company acquired the assets of Reconstructive Technologies, Inc.("RTI") for approximately $400,000 in cash and agreed to make certain future performance-based payments for the RTI assets. Any future contingent consideration paid to the seller is expected to be recorded as a technology-based intangible asset. RTI is the developer of the Automated Cyclic Expansion System (ACE System(TM)), a tissue expansion device. RTI's technology encompasses a sophisticated and compact pump that produces a cyclic force when attached to ballooning tissue expanders. RTI's ACE System technology rapidly expands tissue by stimulating the body's natural response to physical stress on the skin. Because the ACE System is not approved by the FDA for sale and the Company did not acquire any assets other than technology and intellectual property underlying the ACE System, the Company recorded the entire acquisition price as an in-process research and development charge in the fourth quarter of 2003. This transaction was accounted for as an asset purchase because the acquired assets did not constitute a business under Statement 141.

In September 2002, the Company acquired certain assets, including the NeuroSensor(TM) monitoring system and rights to certain intellectual property, from Novus Monitoring Limited of the United Kingdom for $3.7 million in cash
(including expenditures associated with the acquisition), an additional $1.5 million to be paid upon Novus' achievement of a product development milestone, and up to an additional $2.5 million payable based upon revenues from Novus' products. As part of the consideration paid, Novus has also agreed to conduct certain clinical studies on the NeuroSensor(TM) system, continue development of a next generation, advanced neuromonitoring product, and design and transfer to Integra a validated manufacturing process for these products.

The assets acquired from Novus were accounted for as an asset purchase because the acquired assets did not constitute a business under Statement 141. The initial $3.7 million purchase price was allocated as follows (in thousands):

             Prepaid research and development expense .........   $   771
             Other assets .....................................       151
             Intangible assets ................................     1,663
             In-process research and development ..............     1,151

The acquired intangibles assets consisted primarily of technology-related intangible assets, which are being amortized on a straight-line basis over lives ranging from 3 to 15 years. The prepaid research and development expense represents the estimated fair value of future services to be provided by Novus under the development agreement. The $1.2 million in-process research and development charge represents the value associated with the development of a next generation neuromonitoring system. The value of the in-process research and development was estimated with the assistance of a third party appraiser using probability weighted cash flow projections with factors for successful development ranging from 15% to 20% and a 15% discount rate.

4.   DEBT

In March and April 2003, the Company completed a $120.0 million private placement of contingent convertible subordinated notes due 2008.

The notes bear interest at 2.5 percent per annum, payable semiannually. The Company will pay additional interest ("Contingent Interest") if, at thirty days prior to maturity, Integra's common stock price is greater than $37.56 per share. The Contingent Interest will be payable for each of the last three years the notes remain outstanding in an amount equal to the greater of i) 0.50% of the face amount of the notes and ii) the amount of regular cash dividends paid during each such year on the number of shares of common stock into which each note is convertible. The Company recorded a $365,000 liability related to the estimated fair value of the Contingent Interest obligation at the time the notes were issued. The fair value of the Contingent Interest obligation is marked to its fair value at each balance sheet date, with changes in the fair value recorded to interest expense. At December 31, 2003, the estimated fair value of the Contingent Interest obligation was $458,000.

Debt issuance costs totaled $4.1 million and are being amortized using the straight-line method over the five-year term of the notes.

Holders may convert their notes into shares of Integra common stock at an initial conversion price of $34.15 per share, upon the occurrence of certain conditions, including when the market price of Integra's common stock on the previous trading day is more than 110% of the conversion price.

The notes are general, unsecured obligations of the Company and will be subordinate to any future senior indebtedness of the Company. The Company cannot redeem the notes prior to their maturity. Holders of the notes may require the Company to repurchase the notes upon a change in control.

Concurrent with the issuance of the notes, the Company used approximately $35.3 million of the proceeds to purchase 1.5 million shares of its common stock.

In connection with the prepayment of all outstanding bank loans and a $2.8 million note payable issued in connection with an acquisition, the Company recorded in 2001 a loss on the early retirement of debt of $256,000, which is included in other income/(expense), net.

5.   INTEREST RATE SWAP AGREEMENT

In August 2003, the Company entered into an interest rate swap agreement with a $50 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of its fixed rate contingent convertible subordinated notes. The Company receives a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and pays to the counterparty a floating rate based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The floating rate resets each quarter. The interest rate swap agreement terminates on March 15, 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the contingent convertible notes.

The interest rate swap agreement qualifies as a fair value hedge under SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities".

Accordingly, the interest rate swap is recorded at fair value and changes in fair value are recorded in other income (expense), net. The net amount to be paid or received under the interest rate swap agreement is recorded as a component of interest expense. Interest expense for the year ended December 31, 2003 reflects a $330,000 reduction in interest expense associated with the interest rate swap. Our effective interest rate on the hedged portion of the notes was 0.79% as of December 31, 2003.

The net fair value of the interest rate swap at inception was $767,000. At December 31, 2003, the net fair value of the interest rate swap increased $305,000 to $1.1 million and is included in other liabilities. In connection with this fair value hedge transaction, the Company recorded a $433,000 net decrease in the carrying value of its contingent convertible notes. The $128,000 net difference between changes in the fair value of the interest rate swap and the contingent convertible notes represents the ineffective portion of the hedging relationship, and this amount is recorded in other income.

6.   COMMON AND PREFERRED STOCK

PREFERRED STOCK TRANSACTIONS

The Company is authorized to issue up to 15,000,000 shares of preferred stock in one or more series, of which 2,000,000 shares have been designated as Series A, 120,000 shares have been designated as Series B, and 54,000 shares have been designated as Series C.

On March 29, 2000, the Company issued 54,000 shares of Series C Convertible Preferred Stock (Series C Preferred) and warrants to purchase 300,000 shares of common stock at $9.00 per share to affiliates of Soros Private Equity Partners LLC (SPEP) for $5.4 million, net of issuance costs. The Series C Preferred ranked on a parity with the Company's Series B Convertible Preferred Stock, was senior to the Company's common stock and all other preferred stock of the Company, had common stock dividend participation rights, and had a 10% cumulative annual dividend yield payable only upon liquidation. The Series C Preferred was converted into 600,000 shares of common stock in April 2002. The warrants issued with the Series C Preferred were exercised in December 2001 for proceeds of $2.7 million.

The Company issued 100,000 shares of Series B Convertible Preferred Stock (Series B Preferred) and warrants to purchase 240,000 shares of common stock at $3.82 per share to SPEP for $9.9 million, net of issuance costs. In June 2001, SPEP converted the Series B Preferred into 2,617,800 shares of common stock. The Series B Preferred had common stock dividend participation rights and a 10% cumulative annual dividend yield payable only upon liquidation. The warrants issued with the Series B Preferred were exercised in March 2001 for proceeds of $916,800.

SPEP is entitled to certain registration rights for shares of common stock obtained through conversion of the Series B Preferred or Series C Preferred or the exercise of the related warrants.

COMMON STOCK TRANSACTIONS

In August 2001, the Company issued 4,747,500 shares of common stock at $25.50 per share in a follow-on public offering. The net proceeds generated by the offering, after expenses, were $113.4 million.

In 2003 and 2002, respectively, the Company repurchased 1.5 million and 100,000 shares of its common stock for $35.4 million and $1.8 million.

7.   STOCK PURCHASE AND AWARD PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Company received  stockholder  approval for its Employee Stock Purchase Plan
(ESPP) in May 1998. The purpose of the ESPP is to provide eligible employees of the Company with the opportunity to acquire shares of common stock at periodic intervals by means of accumulated payroll deductions. Under the ESPP, a total of 500,000 shares of common stock have been reserved for issuance. These shares will be made available either from the Company's authorized but unissued shares of common stock or from shares of common stock reacquired by the Company as treasury shares. At December 31, 2003, approximately 196,000 shares remain available for purchase under the ESPP.

STOCK OPTION PLANS

As of December 31, 2003 the Company had stock options outstanding under seven plans, the 1993 Incentive Stock Option and Non-Qualified Stock Option Plan (the 1993 Plan), the 1996 Incentive Stock Option and Non-Qualified Stock Option Plan (the 1996 Plan), the 1998 Stock Option Plan (the 1998 Plan), the 1999 Stock Option Plan (the 1999 Plan), the 2000 Equity Incentive Plan (the 2000 Plan), the 2001 Equity Incentive Plan (the 2001 Plan), and the 2003 Equity Incentive Plan (the 2003 Plan, and collectively, the Plans). No new options may be granted under the 1993 Plan.

The Company has reserved 750,000 shares of common stock for issuance under both the 1993 Plan and 1996 Plan, 1,000,000 shares under the 1998 Plan, 2,000,000 shares under each of the 1999 Plan, the 2000 Plan and the 2001 Plan, and 2,500,000 shares under the 2003 Plan. The 1993 Plan, 1996 Plan, 1998 Plan, and the 1999 Plan permit the Company to grant both incentive and non-qualified stock options to designated directors, officers, employees and associates of the Company. The 2000 Plan, 2001 Plan, and 2003 Plan permit the Company to grant incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance stock, or dividend equivalent rights to designated directors, officers, employees and associates of the Company. Options issued under the Plans become exercisable over specified periods, generally within four years from the date of grant, and generally expire six years from the grant date.

Option activity for all the Plans was as follows:

                                  2003                     2002                     2001
                          ---------------------    ---------------------    ---------------------
                                     Wtd. Avg.                Wtd. Avg.                Wtd. Avg.
                            Options  Ex. Price       Options  Ex. Price       Options  Ex. Price
                          -----------------------------------------------------------------------
                                                  (SHARES IN THOUSANDS)
Options outstanding at
   January 1, ...........    4,295     $12.15         4,261     $10.79         4,519     $ 7.74

Granted .................      430     $24.81           618     $17.73           748     $24.61
Exercised ...............   (1,726)    $ 7.70          (425)    $ 6.15          (836)    $ 6.49
Cancelled ...............     (115)    $17.40          (159)    $13.39          (170)    $11.88

Options outstanding at
   December 31, .........    2,884     $16.49         4,295     $12.15         4,261     $10.79

Options exercisable at
  December 31, ..........    1,495     $13.65         2,380     $ 8.75         1,986     $ 6.89

At December 31, 2003, there were 3,436,000 shares available for grant under the Plans.

The following table summarizes information about stock options outstanding as of December 31, 2003:

                                               Options Outstanding                   Options Exercisable
                                  ----------------------------------------------   -----------------------
                                    As of       Wtd. Avg.         Wtd. Avg.           As of      Wtd. Avg.
        Range Of                   Dec. 31,      Exercise         Remaining          Dec. 31     Exercise
     Exercise Prices                 2003         Price       Contractual Life        2003        Price
    -----------------             ----------  ------------  --------------------   ----------  -----------
                                                            (SHARES IN THOUSANDS)
    $ 3.38 - $ 6.00                   478   $      4.85         1.5 years              478   $     4.85
    $ 6.28 - $12.00                   496   $     10.00         4.9 years              226   $     8.85
    $12.19 - $17.00                   490   $     14.20         3.4 years              300   $    14.13
    $17.07 - $23.00                   630   $     18.91         4.9 years              156   $    18.31
    $23.58 - $32.42                   790   $     27.12         4.5 years              335   $    26.87
                                    -------     --------       -----------          -------     --------
                                    2,884   $     16.49         4.0 years            1,495   $    13.65

The weighted average fair market value of options granted in 2003, 2002 and 2001 was $13.01, $9.57, and $16.14 per share, respectively.

RESTRICTED UNITS

In December 2000, the Company issued 1,250,000 restricted units (Restricted Units) under the 2000 Plan as a fully vested equity based bonus to the Company's President and Chief Executive Officer (Executive) in connection with the extension of his employment agreement. Each Restricted Unit represents the right to receive one share of the Company's common stock. The Executive has demand registration rights under the Restricted Units issued.

The Executive received 1,000,000 Restricted Units in December 1997, each of which entitles him to receive one share of the Company's common stock. The Restricted Units issued in December 1997 were not issued under any of the Plans. In November 2003, the 1997 restricted units were converted into 1,000,000 shares of the Company's common stock.

No other stock-based awards are outstanding under any of the Plans.

8.   RETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLAN

The Company maintains a defined benefit pension plan in the United Kingdom covering certain current and former employees. This plan is no longer open to new participants. Net periodic benefit costs for this defined benefit pension plan included the following amounts:

                                                          2003          2002          2001
                                                        --------      --------      --------
                                                                   (IN THOUSANDS)

   Service cost .....................................   $    88       $   122       $   115
   Interest cost ....................................       397           355           332
   Expected return on plan assets ...................      (330)         (331)         (356)
   Recognized net actuarial loss ....................       116            85             7
                                                        --------      --------      --------
      Net periodic benefit cost .....................   $   271       $   231       $    98

The following weighted average assumptions were used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations:

                                                          2003          2002       2001
                                                        --------      --------   --------
   Discount rate ....................................     5.4%          5.5%       5.9%
   Expected return on plan assets ...................     6.2%          6.5%       6.5%
   Rate of compensation increase ....................     3.3%          3.8%       4.1%

The following sets forth the change in benefit obligations and change in plan assets at December 31, 2003 and 2002 and the accrued benefit cost:

                                                                           December 31,
                                                                        2003          2002
                                                                      --------      --------
                                                                          (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year ..........................   $ 6,803       $ 5,733
   Service cost ...................................................        88           123
   Interest cost ..................................................       397           356
   Participant contributions ......................................        36            33
   Actuarial (gain) loss ..........................................       857            30
   Benefits paid ..................................................      (151)         (105)
   Effect of foreign currency exchange rates ......................       802           633
                                                                      --------      --------
   Benefit obligation, end of year ................................   $ 8,832       $ 6,803



CHANGE IN PLAN ASSETS
   Plan assets at fair value, beginning of year ...................   $ 5,068       $ 5,153
   Actual return on plan assets ...................................       881          (669)
   Employer contributions .........................................       211           153
   Benefits paid ..................................................      (151)         (105)
   Participant contributions ......................................        36            33
   Effect of foreign currency exchange rates ......................       601           503
                                                                      --------      --------
   Plan assets at fair value, end of year .........................   $ 6,646       $ 5,068

RECONCILIATION OF FUNDED STATUS
Funded status, Benefit obligation in excess of plan assets ........   $(2,186)      $(1,735)
Unrecognized net actuarial loss ...................................     2,416         2,001
Adjustment to recognize minimum liability .........................    (1,804)       (1,444)
                                                                      --------      --------
Accrued benefit cost ..............................................   $(1,574)      $(1,178)

The accrued benefit liability recorded at December 31, 2003 and 2002 is included in other liabilities.

DEFINED CONTRIBUTION PLAN

The Company also has various defined contribution savings plans that cover substantially all employees in the United States, the United Kingdom, and Puerto Rico. The Company matches a certain percentage of each employee's contributions as per the provisions of the plans. Total contributions by the Company to the plans were $483,000, $575,000 and $411,000 in 2003, 2002 and 2001, respectively.

9.   LEASES

The Company leases administrative, manufacturing, research and distribution facilities and various manufacturing, office and transportation equipment through operating lease agreements.

In November 1992, a corporation whose shareholders are trusts, whose beneficiaries include family members of the Company's Chairman, acquired from independent third parties a 50% interest in the general partnership from which the Company leases its manufacturing facility in Plainsboro, New Jersey. The lease provides for a rent escalation of 8.5% in 2007 and expires in October 2012.

In June 2000, the Company signed a ten-year agreement to lease certain production equipment from a corporation whose sole stockholder is a general partnership, for which the Company's Chairman is a partner and the President. Under the terms of the lease agreement, the Company paid $90,000 to the related party lessor in 2003, 2002 and 2001.

Future minimum lease payments under operating leases at December 31, 2003 were as follows:

                                           Related       Third
                                           Parties      Parties       Total
                                          ---------    ---------    ---------
                                                     (IN THOUSANDS)
    2004 ............................          321        1,860        2,181
    2005 ............................          321        1,378        1,699
    2006 ............................          321          894        1,215
    2007 ............................          324          854        1,178
    2008 ............................          341          364          705
    Thereafter ......................          999        1,090        2,089
                                          ---------    ---------    ---------
    Total minimum lease payments.....        2,627        6,440        9,067
                                          =========    =========    =========

Total rental expense in 2003, 2002, and 2001 was $2.9 million, $2.0 million, and $1.9 million, respectively, and included $321,000, $321,000, and $306,000, in related party expense, respectively.

10.  INCOME TAXES

The income tax expense (benefit) consisted of the following:

                                              2003          2002         2001
                                            --------      --------     --------
                                                       (IN THOUSANDS)
Current:
  Federal .............................     $    972      $     --     $    208
  State ...............................        2,470         1,276          446
  Foreign .............................          529          (427)         555
                                            ---------     ---------    ---------
Total current .........................        3,971           849        1,209

Deferred:
  Federal .............................     $ 12,800      $(13,671)    $(10,774)
  State ...............................           83           373         (739)
  Foreign .............................         (526)         (103)        (572)
                                            ---------     ---------    ---------
Total deferred ........................       12,357       (13,401)     (12,085)

Income tax expense (benefit) ..........     $ 16,328      $(12,552)    $(10,876)
                                            =========     =========    =========

The temporary differences that give rise to deferred tax assets are presented below:

                                                                   December 31
                                                               2003          2002
                                                             --------      --------
                                                                 (IN THOUSANDS)
Net operating loss and tax credit carryforwards ...........  $ 22,695      $ 23,749
Inventory reserves and capitalization .....................     2,294         2,722
Other .....................................................     1,758         2,102
Deferred compensation .....................................     5,361         7,692
Deferred income ...........................................     1,434         2,167
                                                             --------      --------
  Total deferred tax assets before valuation allowance ....    33,542        38,432

Valuation allowance .......................................    (5,360)       (7,692)

Depreciation and amortization .............................    (6,421)       (5,130)
Other .....................................................      (392)         (392)
                                                             --------      --------
Net deferred tax assets ...................................  $ 21,369      $ 25,218
                                                             ========      ========

Since 1999, the Company has generated positive taxable income on a cumulative basis. In light of this trend, current projections for future taxable earnings, and the expected timing of the reversal of deductible temporary differences, management concluded in the fourth quarter of 2001 that a portion of the valuation allowance recorded against federal and state net operating loss carryforwards and certain other temporary differences was no longer necessary. The valuation allowance was reduced by $12.0 million in 2001 because management believed that it was more likely than not that the Company would realize the benefit of that portion of the deferred tax assets recorded at December 31, 2001. The $12.0 million reduction in the valuation allowance consisted of an $11.5 million deferred income tax benefit and a $450,000 credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options.

In the fourth quarter of 2002, the Company reduced the remaining valuation allowance recorded against net operating loss carryforwards by $23.4 million, which reflects the Company's estimate of additional tax benefits that it expects to realize in the future. The $23.4 million reduction in the valuation allowance consisted of a $20.4 million deferred income tax benefit and a $3.0 million credit to additional paid-in capital related to net operating loss carryforwards generated through the exercise of stock options. A valuation allowance of $5.4 million is recorded against the remaining $33.3 million of deferred tax assets recorded at December 31, 2003. This valuation allowance relates to deferred tax assets for certain expenses that will be deductible for tax purposes in very limited circumstances and for which the Company believes it is unlikely that it will recognize the associated tax benefit. The Company does not anticipate additional income tax benefits through future reductions in the valuation allowance. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made.

The net change in the Company's valuation allowance was $ (2.3) million, $(26.7) million, and $(10.4) million, in 2003, 2002, and 2001, respectively. Included in the 2002 reduction was the write off of the valuation allowance associated with $3.3 million of deferred tax assets which the Company wrote off because they are no longer expected to be utilizable. Included in the 2003 reduction was the write off of the valuation allowance associated with $2.3 million of deferred tax assets which the Company wrote off because they are not expected to be utilizable.

A reconciliation of the United States Federal statutory rate to the Company's effective tax rate for the years ended December 31, 2003, 2002, and 2001 is as follows:

                                                                2003      2002      2001
                                                               ------    ------    ------
Federal statutory rate .....................................    35.0%     35.0%     34.0%
Increase (reduction) in income taxes resulting from:
  State income taxes, net of federal tax benefit ...........     3.9%      3.7%      1.9%
  Foreign taxes booked at different rates ..................    (1.0%)    (2.5%)    (1.3%)
  Alternative minimum tax, net of state benefit ............       --        --      1.4%
  Nondeductible items ......................................    (0.1%)    (0.5%)     1.1%
  Other ....................................................       --     (1.0%)     0.7%
  Change in valuation allowance ............................       --    (89.9%)  (108.9%)
                                                               ------    ------    ------
Effective tax rate .........................................    37.8%    (55.2%)   (71.1%)
                                                               ======    ======    ======

At December 31, 2003, the Company had net operating loss carryforwards of approximately $72.8 million and $10.5 million for federal and state income tax purposes, respectively, to offset future taxable income. The federal and state net operating loss carryforwards expire through 2018 and 2009, respectively.

At December 31, 2003, several of the Company's subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to the Company's ownership which expire through 2010. The timing and manner in which any acquired net operating losses or tax credits may be utilized in any year by the Company are limited by the Internal Revenue Code of 1986, as amended, Section 382 and other provisions of the Internal Revenue Code and its applicable regulations.

Income taxes are not provided on undistributed earnings of non-U.S. subsidiaries because such earnings are expected to be permanently reinvested. Undistributed earnings of foreign subsidiaries totaled $11.8 million and $9.0 million at December 31, 2003 and 2002, respectively.

11.  NET INCOME PER SHARE

All earnings per share data for the year ended December 31, 2001 appearing in these consolidated financial statements and related notes has been restated to conform to the two-class method required by Emerging Issues Task Force Issue 03-6 as it relates to the dividend participation rights included in the Series B and Series C Convertible Preferred Stock that were outstanding during that period. The adoption of Issue 03-6 reduced previously reported basic earnings per share by $0.05 to $1.03 and diluted earnings per share by $0.02 to $0.92 in 2001. Additionally, net income applicable to common stock and the weighted average common shares outstanding used to calculate diluted earnings per share per share data for the year ended December 31, 2002 appearing in these consolidated financial statements and related notes has been restated to conform to the two-class method required by Issue 03-6. The adoption of Issue 03-6 did not change the previously reported basic or diluted earnings per share information for 2003 or 2002.

Amounts used in the calculation of basic and diluted net income per share were as follows:

                                                                  2003        2002        2001
                                                                --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic:
------
Net income..................................................... $ 26,861    $ 35,277    $ 26,163
Dividends on dilutive preferred stock:
     Series B Preferred Stock .................................       --          --        (486)
     Series C Preferred Stock .................................       --        (159)       (540)
Net income allocable to dilutive participating preferred stock:
     Series B Preferred Stock .................................       --          --        (438)
     Series C Preferred Stock .................................       --         (96)       (555)
                                                                --------    --------    --------
Net income applicable to common stock ......................... $ 26,861    $ 35,022    $ 24,144

Basic net income per share .................................... $   0.92    $   1.21    $   1.03
                                                                ========    ========    ========
Weighted average common shares outstanding - Basic ............   29,071      29,021      23,353
                                                                ========    ========    ========
Diluted:
--------
Net income..................................................... $ 26,861    $ 35,277    $ 26,163
Dividends on dilutive preferred stock:
     Series C Preferred Stock .................................       --        (159)       (540)
Net income allocable to dilutive participating preferred stock:
     Series C Preferred Stock .................................       --         (96)       (555)
                                                                ---------   --------    --------
Net income applicable to common stock ......................... $ 26,861    $ 35,022    $ 25,068

Diluted net income per share .................................. $   0.88    $   1.14    $   0.92
                                                                ========    ========    ========

Weighted average common shares outstanding - Basic ............   29,071      29,021      23,353
Effect of dilutive securities:
   Assumed conversion of preferred stock:
       Series B Preferred Stock ...............................       --          --       1,273
   Stock options and warrants .................................    1,397       1,699       2,570
                                                                --------    --------    --------
Weighted average common shares outstanding ....................   30,468      30,720      27,196
                                                                ========    ========    ========

Shares of common stock issuable through exercise or conversion of the following dilutive securities were not included in the computation of diluted net income per share for each period because their effect would have been antidilutive:

                                                          2003            2002            2001
                                                        --------        --------        --------
                                                                     (IN THOUSANDS)
  Stock options and warrants .......................      424            1,104             65
  Series C Preferred Stock .........................       --              175            600

Notes payable outstanding at December 31, 2003 that are convertible into 3,514,166 shares of common stock were excluded from the computation of diluted net income per share in 2003 because the conditions required to convert the notes were not met.

Restricted Units issued by the Company (see Note 7) that entitle the holder to 1,250,000 shares of common stock are included in the weighted average shares outstanding calculation from their date of issuance because no further consideration is due related to the issuance of the underlying common shares.

12.  DEVELOPMENT, DISTRIBUTION, AND LICENSE AGREEMENTS AND GOVERNMENT GRANTS

The Company has various development, distribution, and license agreements under which it receives payments. Significant agreements include the following:

In 1999, the Company and ETHICON, Inc., a division of Johnson & Johnson, signed an agreement (the ETHICON Agreement) providing ETHICON with exclusive marketing and distribution rights to INTEGRA(R) Dermal Regeneration Template worldwide, excluding Japan. Under the ETHICON Agreement, the Company manufactured INTEGRA(R) Dermal Regeneration Template and collaborated with ETHICON to conduct research and development and clinical research aimed at expanding indications and developing future products in the field of skin repair and regeneration. Upon signing the ETHICON Agreement, the Company received a nonrefundable payment from ETHICON of $5.3 million for the exclusive use of the Company for trademarks and regulatory filings related to the INTEGRA(R) Dermal Regeneration Template and certain other rights. This amount was initially recorded as deferred revenue and was recognized as revenue in accordance with the Company's revenue recognition policy for nonrefundable, up-front fees received. Additionally, the ETHICON Agreement required ETHICON to make nonrefundable payments to the Company each year based upon minimum purchases of INTEGRA(R) Dermal Regeneration Template.

In 2003, and 2002, the Company received $2.8 million and $1.0 million, respectively, of event-related payments from ETHICON. The ETHICON Agreement also provided for annual research funding of $2.0 million. Both the event-related payments and the research funding were recorded in other revenue in accordance with the Company's revenue recognition policy.

In September 2003, the Company and ETHICON amended the ETHICON agreement. Under the amended ETHICON agreement, ETHICON continued to market and sell INTEGRA Dermal Regeneration Template through December 31, 2003 under the original terms, and ETHICON paid Integra $2.0 million on December 31, 2003 in connection with the termination of the agreement. The Company has recorded this termination fee as other income.

Due to the termination of the ETHICON agreement, the Company recorded $11.0 million of other revenue in the fourth quarter of 2003 related to the acceleration of the recognition of unused minimum purchase payments and unamortized license fee revenue.

The Company has an agreement with Wyeth for the development of collagen and other absorbable matrices to be used in conjunction with Wyeth's recombinant human bone morphogenetic protein-2 (rhBMP-2) in a variety of bone regeneration applications. The agreement with Wyeth requires Integra to supply Absorbable Collagen Sponges to Wyeth (including those that Wyeth sells to Medtronic Sofamor Danek with rhBMP-2 for use in Medtronic Sofamor Danek's InFUSE(TM) product) at specified prices. In addition, the Company receives a royalty equal to a percentage of Wyeth's sales of surgical kits combining rhBMP-2 and the
Absorbable Collagen Sponges. The agreement terminates in 2007, but may be extended at the option of the parties. The agreement does not provide for milestones or other contingent payments, but Wyeth pays the Company to assist with regulatory affairs and research. The Company received $2.2 million, $1.2 million, and

$1.1 million of research and development revenues under the agreement in 2003, 2002, and 2001, respectively.

13.  COMMITMENTS AND CONTINGENCIES

As consideration for certain technology, manufacturing, distribution and selling rights and licenses granted to the Company, the Company has agreed to pay royalties on the sales of products that are commercialized relative to the granted rights and licenses. Royalty payments under these agreements by the Company were not significant for any of the periods presented.

Various lawsuits claims and proceedings are pending or have been settled by the Company. The most significant of those are described below.

In July 1996, we filed a patent infringement lawsuit in the United States District Court for the Southern District of California (the "Trial Court") against Merck KGaA, a German corporation, Scripps Research Institute, a California nonprofit corporation, and David A. Cheresh, Ph.D., a research scientist with Scripps, seeking damages and injunctive relief. The complaint charged, among other things, that the defendant Merck KGaA willfully and deliberately induced, and continues willfully and deliberately to induce, defendants Scripps Research Institute and Dr. Cheresh to infringe certain of our patents. These patents are part of a group of patents granted to The Burnham Institute and licensed by us that are based on the interaction between a family of cell surface proteins called integrins and the arginine-glycine-aspartic acid ("RGD") peptide sequence found in many extracellular matrix proteins. The defendants filed a countersuit asking for an award of defendants' reasonable attorney fees.

In March 2000, a jury returned a unanimous verdict in our favor and awarded us $15,000,000 in damages, finding that Merck KGaA had willfully infringed and induced the infringement of our patents. The Trial Court dismissed Scripps and Dr. Cheresh from the case.

In October 2000, the Trial Court entered judgment in our favor and against Merck KGaA in the case. In entering the judgment, the Trial Court also granted to us pre-judgment interest of approximately $1,350,000, bringing the total award to approximately $16,350,000, plus post-judgment interest. Merck KGaA filed various post-trial motions requesting a judgment as a matter of law notwithstanding the verdict or a new trial, in each case regarding infringement, invalidity and damages. In September 2001, the Trial Court entered orders in favor of us and against Merck KGaA on the final post-judgment motions in the case, and denied Merck KGaA's motions for judgment as a matter of law and for a new trial.

Merck KGaA and we each appealed various decisions of the Trial Court to the United States Court of Appeals for the Federal Circuit (the "Circuit Court"). The Circuit Court affirmed the Trial Court's finding that Merck KGaA had infringed our patents. The Circuit Court also held that the basis of the jury's calculation of damages was not clear from the trial record, and remanded the case to the Trial Court for further factual development and a new calculation of damages consistent with the Circuit Court's decision. We expect the Trial Court to begin new hearings on damages in the summer of 2004. We have not recorded any gain in connection with this matter.

Three of the Company's French subsidiaries that were acquired from the neurosciences division of NMT Medical, Inc. received a tax reassessment notice from the French tax authorities seeking in excess of 1.7 million euros in back taxes, interest and penalties. NMT Medical, Inc., the former owner of these entities, has agreed to specifically indemnify Integra against any liability in connection with these tax claims. In addition, NMT Medical, Inc. has agreed to provide the French tax authorities with payment of the tax liabilities on behalf of each of these subsidiaries.

The Company is also subject to various claims, lawsuits and proceedings in the ordinary course of our business, including claims by current or former employees and distributors and with respect to our products. In the opinion of management, such claims are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.

In December 2003, the Company recorded a $1.1 million charge in connection with closing of its San Diego research center, the termination of certain research programs conducted there, and the consolidation of the remaining research activities into its other facilities. The charge consisted of the following:

   Facility lease termination fee ..................    $  379,000
   Research program termination costs ..............       216,000
   Property and equipment impairment ...............       183,000
   Inventory write-off .............................       157,000
   Employee severance ..............................       120,000
   Other ...........................................        52,000
                                                        ----------
   Total                                                $1,107,000

The inventory write-off was recorded to cost of product revenues. All other amounts were recorded to research and development expense. All amounts were paid in 2003, except for the employee severance amounts, which were included in accrued expenses and other current liabilities at December 31, 2003.

14.  SEGMENT AND GEOGRAPHIC INFORMATION

In 2003, following the integration of several recently acquired, diverse businesses, Integra began to manage the business and review financial results on an aggregate basis, instead of through two operating segments. Accordingly, all prior period financial results provided below have been revised to reflect the retroactive application of this change to a single operating segment.

Product revenues consisted of the following:

                                                  2003        2002        2001
                                                --------    --------    --------
                                                         (IN THOUSANDS)

   Neuromonitoring products .................   $ 44,229    $ 37,184    $ 28,158
   Operating room products ..................     53,301      38,326      27,240
   Instruments ..............................     47,168      16,802      14,972
   Private label products ...................     21,997      20,313      17,538
                                                --------    --------    --------
   Consolidated product revenues ............   $166,695    $112,625    $ 87,908
                                                ========    ========    ========

Certain of the Company's products, including the DuraGen(R) Dural Graft products, NeuraGen(TM) Nerve Guide, INTEGRA(R) Dermal Regeneration Template, INTEGRA(TM) Bi-Layer Matrix Wound Dressing, and BioMend(R) Absorbable Collagen Membrane, contain material derived from bovine tissue. Products that contain materials derived from animal sources, including food as well as pharmaceuticals and medical devices, are increasingly subject to scrutiny from the press and regulatory authorities. These products comprised approximately 27%, 32% and 32% of product revenues in 2003, 2002 and 2001, respectively. Accordingly, widespread public controversy concerning collagen products, new regulation, or a ban of the Company's products containing material derived from bovine tissue, could have a material adverse effect on the Company's current business or its ability to expand its business.

Product revenue and long-lived assets (excluding financial instruments and deferred tax assets) by major geographic area are summarized below:

                            United                     Asia         Other
                            States       Europe       Pacific      Foreign    Consolidated
                          ----------   ----------   ----------   ----------   ------------
                                                  (IN THOUSANDS)
Product revenue:
2003 ...................   $132,805     $ 21,433     $  5,828     $  6,629      $166,695
2002 ...................     90,422       14,737        4,062        3,404       112,625
2001 ...................     68,612       10,577        4,838        3,881        87,908

Long-lived assets:
December 31, 2003 ......   $ 81,182     $ 21,082     $    --      $    --       $102,264
December 31, 2002 ......     45,319       18,408          --           --       $ 63,727
December 31, 2001 ......     33,001       12,057          --           --         45,058

15.  SELECTED QUARTERLY INFORMATION -- UNAUDITED

                                   Fourth           Third          Second           First
                                   Quarter         Quarter         Quarter         Quarter
                                   --------       ---------       ---------       ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
2003:
-----
Total revenue ................... $ 59,025        $ 47,058        $ 42,736        $ 36,780

Cost of product revenues ........   20,935          18,869          17,090          13,703
Total other operating expenses ..   25,095          17,266          17,357          15,637

Operating income ................   12,995          10,923           8,289           7,440

Interest income (expense), net ..       81            (188)           (198)            776
Other income (expense), net .....    1,962             309             451             349

Income before income taxes ......   15,038          11,044           8,542           8,565
Income tax expense ..............    5,867           4,210           3,124           3,127

Net income ...................... $  9,171        $  6,834        $  5,418        $  5,438

Basic net income per share....... $   0.31        $   0.24        $   0.19        $   0.18

Diluted net income per share .... $   0.30        $   0.23        $   0.18        $   0.18



2002:
-----
Total revenue ................... $ 35,261        $ 30,204        $ 26,441        $ 25,916

Cost of product revenues ........   14,168          12,611           9,465           9,528
Total other operating expenses ..   14,313          16,001          11,486          11,063

Operating income ................    6,780           1,592           5,490           5,325

Interest income, net ............      727             822             993             993
Other income (expense), net .....      (18)            (11)             55             (23)

Income before income taxes ......    7,489           2,403           6,538           6,295
Income tax expense (benefit) ....  (17,885)            840           2,289           2,204

Net income ...................... $ 25,374        $  1,563        $  4,249        $  4,091

Basic net income per share ......     0.87            0.05            0.15            0.14
Diluted net income per share ....     0.83            0.05            0.14            0.13

16.  SUBSEQUENT EVENTS

In January  2004,  the Company  acquired the R&B  instrument  business  from R&B
Surgical Solutions, LLC for approximately $2.0 million in cash. The R&B instrument line is a complete line of high-quality handheld surgical instruments used in neuro- and spinal surgery. The Company plans to market these products through its JARIT sales force.

In January 2004, the Company acquired the Sparta disposable critical care devices and surgical instruments business from Fleetwood Medical, Inc. for approximately $1.5 million in cash. The Sparta product line includes products used in plastic and reconstructive, ear, nose and throat (ENT), neuro, ophthalmic and general surgery. Prior to the acquisition, Fleetwood Medical marketed these product lines primarily to hospitals and physicians through a catalogue and a network of distributors.

The determination of the fair value of the assets acquired and liabilities assumed as a result of these acquisitions is in progress.

ITEM 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1        Consent of Independent Registered Public Accounting Firm

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

     DATE: JANUARY 14, 2005            BY: /s/ STUART M. ESSIG
                                           ------------------------------
                                           STUART M. ESSIG
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  Exhibit Index

Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1        Consent of Independent Registered Public Accounting Firm